UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

The Goldman Sachs Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Proxy Statement for 2012 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

Notice of 2012 Annual Meeting of Shareholders

Time and Date	9:30 a.m., Eastern Time, on Thursday, May 24, 2012

Place	30 Hudson Street, 6th Floor, Jersey City, New Jersey 07302

Items of Business	•	Election to our Board of Directors of the 10 director nominees who are named in the attached Proxy Statement for one-year terms

•	An advisory vote to approve executive compensation (say on pay)

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2012 fiscal year

•	Consideration of certain shareholder proposals, if properly presented by the relevant shareholder proponents

•	Transaction of such other business as may properly come before our 2012 Annual Meeting of Shareholders (Annual Meeting)

Record Date	The record date for the determination of the shareholders entitled to vote at our Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 26, 2012

Your vote is important to us. Please exercise your shareholder right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 24, 2012. Our Proxy Statement, 2011 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials.

By Order of the Board of Directors,

Beverly L. O’Toole

Assistant Secretary

April 13, 2012

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	i

April 13, 2012

Dear Fellow Shareholder:

We are pleased to enclose this year’s Proxy Statement.

Throughout 2011, our firm’s performance was challenged by instability in the Eurozone, depressed client activity and regulatory uncertainty. During this period, we continued to support management’s ongoing commitment to our clients, active engagement with shareholders and regulators and renewed focus on strengthening our communication and transparency with all of our constituents, including the broader public.

Our engagement with shareholders, in particular, has provided a productive opportunity to garner feedback on what we can do better and for our shareholders to learn more about the Board’s priorities. We received valuable input from shareholders following our say on pay vote last year, which reaffirmed our long-held view that pay-for-performance is the most critical aspect of compensation. This philosophy continued to shape the Compensation Committee’s determinations for 2011. We also clarified our disclosure with respect to risk-based clawbacks and expanded our Statement on Policy Engagement and Political Participation, in each case following a constructive dialogue with key constituents.

This year, we strengthened our Board, adding two new directors and refining our leadership structure. Both M. Michele Burns and Debora L. Spar bring to our Board a diverse set of experiences and new perspectives that will greatly benefit us and our firm. We also strengthened our corporate governance by creating the role of Lead Director to oversee our Board’s governance processes.

We are deeply grateful to John H. Bryan and Lois D. Juliber for their service to Goldman Sachs as members of our Board of Directors. During his more than 12 years on our Board, Mr. Bryan served as Presiding and Lead Director and, in that role, consistently provided insightful and independent advice to our Board. Ms. Juliber’s more than eight years of exemplary service included a pivotal role in overseeing the firm’s eight-month Business Standards Committee (BSC) review. Our independent directors have elected James J. Schiro to replace Mr. Bryan as Lead Director and Chair of our Corporate Governance and Nominating Committee. Ms. Burns will replace Mr. Schiro as Chair of our Audit Committee.

With respect to new regulations, we are closely following developments and are supportive of the overarching goal behind many of these changes: improving the safety, soundness and resiliency of the global financial system. We appreciate the importance of deep, liquid capital markets and the role they play in supporting a healthy economy that creates jobs and growth opportunities. Overall, we believe that regulators and the financial industry must continue to work together to make the system safer and stronger while ensuring it remains dynamic enough to foster economic growth.

Finally, our firm has undertaken a number of initiatives to enhance transparency and communicate the role Goldman Sachs plays in the broader economy. We released our inaugural Environmental, Social and Governance Report in 2011, which highlighted our firm’s overall approach, accomplishments and risk management efforts in those significant areas. We improved the readability of our proxy statement, providing an Executive Summary to highlight recent changes and enhancing our description of our corporate governance practices. This improved transparency is a continuation of our efforts in 2010, which included simplifying the language in our Form 10-K and providing enhanced risk management and liquidity disclosures. We continued to evolve our communication with the broader public to explain how we help facilitate economic progress through the work we do with our clients. In conjunction with these efforts, we re-launched our public website, www.goldmansachs.com, to provide additional information and content on our businesses and other firm-related initiatives.

Two years ago, our firm began the BSC review of our business standards and practices, and a committee of our independent directors was actively involved in overseeing this effort. Through that process, as outlined in the BSC’s final report of 39 specific recommendations, we received valuable feedback from a variety of stakeholders. Management has been implementing the recommendations since January 2011, and we have received updates on the progress. We are pleased with the extraordinary work and effort from all levels, divisions and businesses across the firm that has gone into implementing these important recommendations.

As we move forward in 2012, we will continue to explore and pursue sensible practices and new ways to facilitate effective governance and meaningful transparency for all of our stakeholders. In doing so, we remain extremely focused on management’s business priorities and key initiatives to foster long-term, sustainable growth for our shareholders.

We appreciate our ongoing dialogue with you, our shareholders, and look forward to continued engagement.

Lloyd C. Blankfein, Chairman

John H. Bryan

M. Michele Burns

Gary D. Cohn

Claes Dahlbäck

Stephen Friedman

William W. George

James A. Johnson

Lois D. Juliber

Lakshmi N. Mittal

James J. Schiro

Debora L. Spar

Introduction

Our Proxy Statement contains information about the matters that will be voted on at our Annual Meeting as well as other information about our firm and our corporate governance. Below is an Executive Summary that we hope will be helpful to our shareholders and others who read our Proxy Statement.

By April 13, 2012, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice), which contains instructions on how to access our Proxy Statement and 2011 Annual Report to Shareholders and how to vote online. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our proxy materials, which will be sent on or about April 16, 2012. For more information, see —Frequently Asked Questions About our Annual Meeting.

Your vote is important to us. Please exercise your shareholder right to vote.

Executive Summary

This summary highlights certain information contained elsewhere in our Proxy Statement—you should read the entire Proxy Statement carefully before voting.

Matters to be Voted on at 2012 Annual Meeting

	Board Recommendation	For more detail, see page:
Management Proposals
1. Election of Directors	FOR each director	7
2. Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR	43
3. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2012	FOR	49
Shareholder Proposals
4. Cumulative Voting Requests cumulative voting in the election of directors	AGAINST	50
5. Executive Compensation and Long-Term Performance Requests that certain executives retain 75% of shares for three years post retirement	AGAINST	51
6. Report on Lobbying Expenditures Requests a report disclosing various policies, procedures and expenditures relating to lobbying	AGAINST	53

Recent Governance Developments

•	M. Michele Burns and Debora L. Spar joined our Board of Directors in 2011.

•	Our Corporate Governance and Nominating Committee completed its annual review of our board leadership structure.

•	Our independent directors created a Lead Director role, expanded the duties of this role and designated James J. Schiro as our new Lead Director effective May 2012.

•	Ms. Burns will be replacing Mr. Schiro as Chair of our Board’s Audit Committee effective May 2012.

•	We launched our inaugural Environmental, Social and Governance (ESG) Report.

–	Our Board amended our Corporate Governance and Nominating Committee’s charter to provide that the Committee will review ESG issues affecting our firm, including by reviewing our ESG Report.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	1

•	We enhanced our online Statement on Policy Engagement and Political Participation (see www.gs.com/politicalstatement).

•	As of the end of the first quarter of 2012, a substantial majority of the 39 recommendations of the Business Standards Committee (BSC) had been fully implemented.

Our Firm

•	We began as a partnership over 140 years ago; we became a public company in 1999.

–	Collaboration and teamwork remain fundamental to our firm’s culture.

•	We provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

•

For 2011, we ranked first in worldwide announced mergers and acquisitions and ranked first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings (as reported by Thomson Reuters).

•	Since 2008, our total charitable giving, including in support of 10,000 Women, 10,000 Small Businesses and Goldman Sachs Gives (GS Gives), has been in excess of $1.4 billion.

•	Company snapshot:

–	Market capitalization of approximately $63.4 billion as of the record date

–	495,141,507 shares of The Goldman Sachs Group, Inc. common stock (Common Stock) outstanding as of the record date

–	33,300 staff members (includes employees, consultants and temporary staff) as of December 31, 2011

–	Net revenues of $28.81 billion for the year ended December 31, 2011

Corporate Governance Highlights

We are committed to active engagement with our shareholders throughout the year. We believe this ongoing engagement process helps us arrive at balanced and appropriate solutions for our diverse shareholder base.

Board Leadership and Structure (see —Corporate Governance—Structure and Role of our Board—beginning on page 14)

Leadership Structure

•

Our Corporate Governance and Nominating Committee recently conducted its annual review of our board leadership structure and determined that the combined role of Chairman of our Board and Chief Executive Officer (CEO) is currently the most effective leadership structure for our firm.

•	This structure provides:

–	a single leader who speaks with one voice;

–	clearer accountability; and

–	enhanced communication between Board and management.

•	Our independent directors made the following governance enhancements:

–	created a Lead Director role to replace the Presiding Director role and expanded the responsibilities to include, among other things, identifying matters for discussion at executive sessions and leading the annual CEO evaluation; and

–	introduced a new $25,000 annual fee for our Lead Director to compensate for the additional time and effort required.

2	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Independence and Diversity

•	Eight of 10 director nominees are independent under the New York Stock Exchange (NYSE) rules and under Securities and Exchange Commission (SEC) heightened audit committee standards.

•	Each of our Board’s standing committees is 100% independent.

–	With all of our independent directors on each committee, they are engaged in all aspects of our Board’s work.

•	There are regular executive sessions of independent directors, and any independent director may call an executive session and raise matters for discussion at these executive sessions.

•

Our Lead Director reviews and approves the agenda, schedule and materials for Board and Corporate Governance and Nominating Committee meetings and executive sessions of independent directors, and is able to add topics to such agenda; independent committee chairs review and approve agenda and materials for all committee meetings.

•	Annually, our Corporate Governance and Nominating Committee evaluates our Board.

•	Our Board and each committee may engage independent advisors at their sole discretion.

•	Two women joined our Board in 2011, and are two of our eight continuing independent directors.

•

Our Board considers a range of types of diversity with respect to our Board, including race, gender, ethnicity, culture, nationality and geography, and our Board reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Commitment of our Board

•	Our current director attendance for Board and committee meetings averaged 96% in 2011.

•	Our share ownership policy for directors requires that each own a minimum of 5,000 shares or restricted stock units (RSUs) within two years.

•	All RSUs granted to a director must be held for the director’s entire tenure on our Board, with shares of Common Stock only delivering in the year following the director’s retirement.

•	The average tenure of our director nominees is approximately six years.

Board and Committee Summary

	Director Nominees	Percentage of Independent Directors	2011 Meetings
Board	10	80%	15
Audit Committee	8	100%	13
Compensation Committee	8	100%	8
Corporate Governance and Nominating Committee	8	100%	6
Risk Committee	8	100%	6
Executive Sessions of Independent Directors	—	—	13	*

*	Includes six executive sessions of our independent directors chaired by our current Lead Director and seven additional sessions during which our independent directors met without management present during meetings of our Audit, Risk and/or Compensation Committees.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	3

Shareholder Rights

•	We have a single class share structure.

•	We do not have a “poison pill.”

•	Our by-laws and charter can be amended by majority vote.

•	We have annual elections of directors (i.e., no staggered board), with majority voting in uncontested elections.

•	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting.

Risk Management

•	We maintain comprehensive processes for evaluating and managing risks.

•	Our independent Risk Committee regularly reviews our aggregate risk exposures with management, including our Chief Financial Officer (CFO) and Chief Risk Officer (CRO).

•	Risk is assessed from the standpoint of long-term ownership, and our senior people are long-term shareholders.

Executive Compensation

•	Our Compensation Committee continued our pay-for-performance philosophy in 2011.

•	No executive officer has an employment agreement that provides for severance or “golden parachute” payments.

•	Equity-based awards have forfeiture and recapture provisions.

•	Transfer restrictions apply to 50% of the gross shares underlying equity-based awards for five years after grant.

•	Our senior executive officers must retain 75% of the after-tax shares received as compensation.

•	Upon retirement, there is no acceleration of delivery of equity-based awards, and transfer restrictions continue.

•	Our Compensation Committee considers the safety and soundness of our firm in connection with executive compensation determinations.

4	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Named Executive Officer Compensation (see—Compensation Matters —beginning on page 23)

•	Our 2011 Named Executive Officers (NEOs) are Lloyd C. Blankfein, Gary D. Cohn, David A. Viniar, J. Michael Evans and John S. Weinberg.

•

Below are certain highlights of NEO compensation. It is important that you review the Compensation Discussion and Analysis and the compensation-related tables for a complete understanding of our NEOs’ compensation.

2011 Annual Compensation

•    Our net revenues for 2011 were down 26% compared to last year and, consistent with our pay-for-performance philosophy, 2011 annual compensation (salary and annual variable compensation) for each NEO approved by our Compensation Committee was down approximately 35%, while 2011 annual variable compensation for each NEO was down approximately 44%, in each case compared to 2010. The illustration to the right shows this decline in CEO annual compensation.

•   Equity-based awards continue to constitute a significant portion of the annual variable compensation awarded to our NEOs. For 2011, our Compensation Committee awarded to each NEO variable compensation of $7 million in RSUs and $3 million in cash. The illustration to the right shows this percentage.

•   The terms of the 2011 RSUs are the same as the terms of 2010 RSUs, including forfeiture and recapture provisions, delivery over three years and five-year transfer restrictions from the date of grant (through January 2017) that will apply to substantially all of the shares of Common Stock underlying the RSUs (Shares at Risk) delivered to our NEOs.

•   As illustrated below, over time we have outperformed our core competitors (Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley). From fiscal 2004 through fiscal 2007, our average return on average common shareholders’ equity (ROE) exceeded the average ROE* of our core competitors by approximately 12.8 percentage points. Despite a difficult operating environment since the financial crisis, from fiscal 2008 through fiscal 2011 (including a one-month period in December 2008 for us and Morgan Stanley when our fiscal year-ends changed), our average ROE still exceeded the average ROE of our core competitors by approximately 9.1 percentage points.

*	ROE is as disclosed in company filings or, if ROE is not disclosed, is computed by dividing net earnings available to common shareholders by average common shareholders’ equity as disclosed in company filings.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	5

•

From fiscal 2008 through fiscal 2011, the average annual compensation awarded to our CEO was approximately 80% less than the average annual compensation awarded to our CEO from fiscal 2004 through fiscal 2007.

–	CEO annual compensation for each year is salary and annual variable compensation (RSUs, options and/or cash, as applicable) approved by our Compensation Committee for that year.

Long-Term Performance Incentive Plan (LTIP)

•

In February 2012, our Compensation Committee granted to each NEO a long-term incentive compensation award under our LTIP with an initial notional value of $3 million. The terms of these awards, including the performance metrics and thresholds, the forfeiture and recapture provisions and the minimum performance period of three years, are the same as the terms of the LTIP awards granted in January 2011, other than the initial notional value.

•

These awards are not considered part of annual compensation because no amounts are earned until the end of the performance period (January 2015 or, if extended, no later than January 2020). LTIP awards are not included in the charts above.

6	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Corporate Governance

Item 1. Election of Directors

Our Board currently consists of 12 directors, 10 of whom are independent.

Pursuant to the policies and procedures set forth in our Corporate Governance Guidelines, John H. Bryan, having reached the Board retirement age of 75, will not stand for re-election at our Annual Meeting. Lois D. Juliber also will not stand for re-election at our Annual Meeting as a result of increasing time commitments associated with her other activities. Our Board expresses sincere gratitude to Mr. Bryan and Ms. Juliber for their service for more than 12 years and more than eight years, respectively. Both Mr. Bryan, who served as our Presiding and Lead Director, and Ms. Juliber, who participated in the Board’s committee overseeing the work of the BSC, were tireless in their efforts and consistently provided valuable, independent advice and insights. Their focus on our culture of teamwork, excellence and client service not only benefitted our shareholders, it strengthened the environment in which our more than 30,000 people around the world work each day on behalf of our clients. Our independent directors have determined that Mr. Schiro will replace Mr. Bryan as our Lead Director. Mr. Schiro also will serve as Chair of our Corporate Governance and Nominating Committee, with Ms. Burns replacing Mr. Schiro as Chair of our Audit Committee.

Our directors are familiar with our business and the risks and competition we face, which allows them to participate actively and effectively in Board and committee deliberations. Our directors meet and speak frequently with each other and with members of our senior management team. These formal meetings and informal discussions occur based on the needs of our business and the market environment.

Board of Directors’ Qualifications and Experience

There are certain qualifications and experience that all of our director nominees possess:

•	Integrity, business judgment and commitment;

•	Leadership and expertise in their respective fields;

•	Demonstrated management ability;

•	Financial literacy;

•	Active involvement in educational, charitable and community organizations; and

•

Extensive experience in the public, private or non-profit sectors, gained through their current and past senior executive positions and their service on the boards of directors and board committees of other public or private companies, non-profit entities and on our Board.

Our director nominees have a great diversity of experiences and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. They have developed skills and gained experience across a broad range of industries, including financial services, consumer products, retail, industrial resources, manufacturing and academia, in both established and growth markets, and in the public, private and non-profit sectors. In the biographies of our director nominees below, we describe certain of the many areas of individual expertise that each director nominee brings to our Board, including:

Directors’ Qualifications and Experience
Financial services	Risk management	Accounting
Corporate governance	Investment management	Credit evaluation
International experience	Business ethics	Government and public policy
Management	Leadership	Human capital management
Marketing	Operations	Technology
Academia	Philanthropy

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	7

Our Director Nominees

In light of the individual qualifications and experiences of each of our director nominees and his or her contributions to our Board, our Board has concluded that each of our director nominees should be re-elected to our Board.

Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

Name	Age	Independent	Director Since	Primary Occupation	Other Current Public Company Boards	Standing Committee Membership
Lloyd C. Blankfein	57	No	April 2003	Our Chairman and CEO	0	None
M. Michele Burns	53	Yes	October 2011	Executive Director and CEO, Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc.	2	All*
Gary D. Cohn	51	No	June 2006	Our President and Chief Operating Officer	0	None
Claes Dahlbäck	64	Yes	June 2003	Senior Advisor, Investor AB and Foundation Asset Management	0	All
Stephen Friedman	74	Yes	April 2005	Chairman, Stone Point Capital LLC	0	All Chair, Risk Committee
William W. George	69	Yes	December 2002	Professor of Management Practice, Harvard Business School	1	All
James A. Johnson	68	Yes	May 1999	Vice Chairman, Perseus LLC	2	All Chair, Compensation Committee
Lakshmi N. Mittal	61	Yes	June 2008	Chairman and CEO, ArcelorMittal S.A.	2	All
James J. Schiro	66	Yes	May 2009	Retired, Chairman and Chief Executive Officer, Zurich Financial Services	3	All Chair, Audit Committee*
Debora L. Spar	48	Yes	June 2011	President, Barnard College	0	All

*	As of May 2012, Mr. Schiro will be Lead Director and Chair of our Corporate Governance and Nominating Committee, and Ms. Burns will be Chair of our Audit Committee.

If elected by our shareholders, the 10 director nominees will serve for a one-year term expiring at our 2013 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our director nominees are currently members of our Board. Each has been recommended for election by our Corporate Governance and Nominating Committee and approved and nominated for election by our Board.

Our Board, upon the recommendation of our Corporate Governance and Nominating Committee, appointed each of Dr. Spar (in June 2011) and Ms. Burns (in October 2011) as a director to hold office for a term expiring at our Annual Meeting. Dr. Spar and Ms. Burns were each appointed to all of our standing committees.

Dr. Spar and Ms. Burns were both recommended to our Corporate Governance and Nominating Committee by a director search firm retained by the Committee.

All of our directors are elected by majority vote. An incumbent director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board. Our Corporate Governance and Nominating Committee will then assess whether there is a significant reason for the director to remain on our Board and will make a recommendation regarding the resignation to our Board.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see —Frequently Asked Questions About our Annual Meeting.

There are no family relationships between any of our directors or executive officers.

Each of our director nominees who was elected at our 2011 Annual Meeting of Shareholders received over 94% of votes cast in favor.

8	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Below is biographical information about our director nominees. This information is current as of February 1, 2012 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement.

Lloyd C. Blankfein, 57 Chairman and Chief Executive Officer Director Since: April 2003 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	Chairman and Chief Executive Officer (June 2006 – Present)

–	President and Chief Operating Officer (January 2004 – June 2006)

–	Vice Chairman with management responsibility for Fixed Income, Currency and Commodities (FICC) and Equities Divisions (April 2002 – January 2004)

–	Co-head of FICC (1997 – April 2002)

–	Head and/or Co-head of the Currency and Commodities Division (1994 – 1997)

Other Professional Experience and Community Involvement

•	Member, Dean’s Advisory Board, Harvard Law School

•	Member, Dean’s Council, Harvard University

•	Member, Advisory Board, Tsinghua University School of Economics and Management

•	Member, Board of Overseers, Weill Medical College Cornell University

•	Member, Board of Directors, Partnership for New York City

Experience and Qualifications

With over 25 years of experience in various positions at Goldman Sachs in New York and London, Mr. Blankfein has extensive knowledge of all aspects of our business, including our risk management practices and our day-to-day operations. Mr. Blankfein uses this firm-specific knowledge and experience in his role as Chairman to guide our Board in its strategic and risk management oversight roles and to keep our Board apprised of significant developments in our business.

M. Michele Burns, 53

Director Since: October 2011

Committees: Member, all standing committees

Other Current Public Company Directorships: Cisco Systems, Inc., Wal-Mart Stores, Inc.

Other Public Company Directorships within past 5 years: None

Career Highlights

•

Executive Director and CEO, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc., Ms. Burns is currently responsible for the planning and design of the recently established Retirement Policy Center, which focuses on retirement public policy issues (October 2011 – present)

•

Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of Marsh & McLennan Companies, Inc. and a global leader in human resource consulting, outsourcing and investment services (September 2006 – early October 2011)

•	Chief Financial Officer, Marsh & McLennan Companies, Inc., a global professional services and consulting firm (March 2006 – September 2006)

•	Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, a competitive energy company (May 2004 – January 2006)

•

Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier, which filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005 (including various other positions, 1999 – April 2004)

•	Senior Partner and Leader, Southern Regional Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

Other Professional Experience and Community Involvement

•	Board member and Treasurer, Elton John AIDS Foundation

Experience and Qualifications

As the former Chief Financial Officer of several global public companies, Ms. Burns brings to the board substantial expertise in accounting and the review and preparation of financial statements, which she will draw upon as our new Audit Committee Chair. In addition, as the former Chief Executive Officer of Mercer LLC, Ms. Burns brings to our Board her experience in human capital management and strategic consulting, which assists our Board in its oversight of our firm’s strategy. Through her service on the boards of directors and board committees of other public companies and not-for-profit entities, Ms. Burns has developed additional leadership and corporate governance expertise.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	9

Gary D. Cohn, 51 President and Chief Operating Officer Director Since: June 2006 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	President and Chief Operating Officer (or Co-Chief Operating Officer) (June 2006 – Present)

–	Co-head of global Securities businesses (December 2003 – June 2006)

–	Co-head of FICC (September 2002 – December 2003)

–	Co-Chief Operating Officer of FICC, Head of Commodities and other FICC businesses (variously, 1999 – 2002)

–	Head of Commodities (1996 – 1999)

Other Professional Experience and Community Involvement

•	Trustee, NYU Hospital

•	Trustee, NYU School of Medicine

•	Chairman, Advisory Board, NYU Hospital for Joint Diseases

•	Trustee, Harlem Children’s Zone

•	Trustee, American University

Experience and Qualifications

Over the course of his more than 20-year career at Goldman Sachs in New York and London, and in his current role as President and Chief Operating Officer, Mr. Cohn has developed broad experience across our firm and brings to our Board substantial insight into the firm’s various business lines and day-to-day operations. Mr. Cohn has particular expertise in commodities and related markets, having previously served as a director of the London Metals Exchange and as a member of the Board of Directors and the Executive Committee of the New York Mercantile Exchange and the Commodity Exchange.

Claes Dahlbäck, 64 Director Since: June 2003 Committees: Member, all standing committees Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Investor AB, a Sweden-based investment company

–	Senior Advisor (April 2005 – Present)

–	Chairman (April 2002 – April 2005)

–	Vice-Chairman (April 1999 – April 2002)

–	President and Chief Executive Officer (1978 – 1999)

•	Senior Advisor, Foundation Asset Management, which is owned by three Wallenberg Foundations and acts as advisor to the Foundations with respect to their holdings (November 2007 – present)

Other Professional Experience and Community Involvement

•	Member, Royal Swedish Academy of Engineering Sciences and Royal Swedish Society of Naval Sciences

•	Honorary Doctor and Director, Stockholm School of Economics; Chair, Stockholm School of Economics Foundation

•	Chair, Leader of the Year Award

•	Commander, Order of the White Rose of Finland

•	Recipient, Swedish Kings Medal of the Twelfth Night with the Seraphim Ribbon

Experience and Qualifications

During his more than 30 years at Investor AB, Mr. Dahlbäck developed extensive experience in investment banking (through his involvement in Investor AB’s numerous mergers and acquisitions) and in investment management. Mr. Dahlbäck’s critical insight in these areas, along with his substantial experience in international business, assists the Board in its oversight of the firm’s global investment banking and asset management businesses. Through his service on the boards of directors and board committees of companies and not-for-profit entities, Mr. Dahlbäck has also developed expertise in corporate governance.

10	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Stephen Friedman, 74

Director Since: April 2005

Committees: Chair, Risk Committee; member of all other standing committees

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Career Highlights

•	Chairman, Stone Point Capital LLC, a private equity firm (June 2005 – Present)

•

Chairman, President’s Intelligence Advisory Board and Chairman, Intelligence Oversight Board, each of which provided independent advice to the President of the United States on matters relating to U.S. intelligence efforts (2006 – 2008)

•	Chairman, Federal Reserve Bank of New York (January 2008 – May 2009)

•	Assistant to the President for Economic Policy; Director of the National Economic Council (2002 – 2004)

•	Senior Partner and Chairman of the Management Committee, Goldman Sachs (retired in 1994, having joined the firm in 1966)

Other Professional Experience and Community Involvement

•	Board member, Council on Foreign Relations

•	Board member, Memorial Sloan-Kettering Cancer Center

•	Trustee, The Aspen Institute

Experience and Qualifications

As Chairman of the private equity firm Stone Point Capital LLC, Mr. Friedman brings substantial experience in the financial services and investment management industries to our Board. Mr. Friedman’s experience includes a lengthy career at Goldman Sachs, where he developed a deep knowledge of our firm and businesses. Having served in various public sector roles, Mr. Friedman offers a seasoned perspective on government, regulation and risk management, which he draws upon in his role as Chair of our Risk Committee.

William W. George, 69

Director Since: December 2002

Committees: Member, all standing committees

Other Current Public Company Directorships: Exxon Mobil Corporation

Other Public Company Directorships within past 5 years: Novartis AG

Career Highlights

•	Professor of Management Practice, Harvard Business School (January 2004 – Present)

•	Medtronic, Inc., a medical technology company

–	Chairman (April 1996 – April 2002)

–	Chief Executive Officer (May 1991 – May 2001)

–	President and Chief Operating Officer (1989 – 1991)

•	Executive Vice President, Honeywell International Inc., a diversified technology and manufacturing company (1978 – 1989)

•	President, Litton Microwave Cooking; Vice President, Litton Industries, a diversified manufacturing company (1969 – 1978)

Other Professional Experience and Community Involvement

•	Former Professor of Leadership and Governance, International Institute for Management Development

•	Former Visiting Professor of Technology Management, École Polytechnique Fédérale de Lausanne

•	Former Executive-in-Residence, Yale School of Management

•	Board member, World Economic Forum USA

•	Board member, Guthrie Theater

•	Trustee, Carnegie Endowment for International Peace

Experience and Qualifications

A professor of management practice at Harvard Business School and author of books on leadership, Mr. George brings academic expertise in business management and corporate governance to our Board, along with significant practical experience in management, technology and governance developed during his career as Chief Executive Officer and Chairman of Medtronic, Inc. and as a senior executive at Honeywell International Inc. and Litton Industries. Mr. George’s service on the boards of directors and board committees of several other public companies and not-for-profit entities has given him additional perspective on management and corporate governance.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	11

James A. Johnson, 68

Director Since: May 1999

Committees: Chair, Compensation Committee; member of all other standing committees

Other Current Public Company Directorships: Forestar Group Inc. and Target Corporation

Other Public Company Directorships within past 5 years: KB Home, Temple Inland Inc. and UnitedHealth Group Inc.

Career Highlights

•	Vice Chairman, Perseus LLC, merchant banking and private equity firm (April 2001 – Present)

•	Johnson Capital Partners, a private investment company

–	Chairman and Chief Executive Officer (January 2000 – March 2001)

–	Consultant (March 2001 – Present)

•	Fannie Mae

–	Chairman of the Executive Committee (1999)

–	Chairman and Chief Executive Officer (February 1991 – 1998)

–	Vice Chairman (1990 – February 1991)

Other Professional Experience and Community Involvement

•	Chairman Emeritus, John F. Kennedy Center for the Performing Arts

•	Member, Council on Foreign Relations

•	Member, American Academy of Arts and Sciences

•	Member, American Friends of Bilderberg

•	Honorary Trustee, The Brookings Institution

Experience and Qualifications

As Vice Chairman of Perseus LLC and through other professional experience in financial services, Mr. Johnson brings extensive knowledge of the financial services and investment management industries to our Board. In addition, Mr. Johnson offers deep insight into governmental affairs and the regulatory process, gained from, among other things, his tenure at Fannie Mae and his work with Vice President Walter F. Mondale, including as the Vice President’s Executive Assistant. Through his service on the boards of directors of numerous other public companies (including as chair of several compensation committees) and not-for-profit entities, Mr. Johnson has also developed expertise in corporate governance, and executive compensation in particular, which he brings to his role as Chair of our Compensation Committee.

Lakshmi N. Mittal, 61

Director Since: June 2008

Committees: Member, all standing committees

Other Current Public Company Directorships: ArcelorMittal S.A and European Aeronautic Defence and Space Company EADS N.V.

Other Public Company Directorships within past 5 years: ICICI Bank Limited

Career Highlights

•	ArcelorMittal S.A., a steel company

–	Chairman and Chief Executive Officer (May 2008 – Present)

–	President and Chief Executive Officer (November 2006 – May 2008)

•	Chief Executive Officer, Mittal Steel Company N.V. (formerly the LNM Group) (1976 – November 2006)

Other Professional Experience and Community Involvement

•	Member, International Business Council of the World Economic Forum

•	Advisory Board, Kellogg School of Management, Northwestern University

•	Board of Trustees, Cleveland Clinic

•	Member, Executive Committee, World Steel Association

•	Executive Board, Indian School of Business

Experience and Qualifications

As the founder of Mittal Steel Company and now Chairman and Chief Executive Officer of ArcelorMittal S.A., the largest steelmaker in the world, Mr. Mittal brings significant experience in business development and operations to our Board, along with substantial expertise in international business and growth markets. Mr. Mittal’s service on the boards of directors and board committees of other international public companies and not-for-profit entities also provides him with knowledge of corporate governance, and international governance in particular.

12	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

James J. Schiro, 66

Director Since: May 2009

Committees: Chair, Audit Committee; member of all other standing committees

Other Current Public Company Directorships: PepsiCo, Inc., REVA Medical, Inc. and Royal Philips Electronics

Other Public Company Directorships within past 5 years: None

Career Highlights

•	Zurich Financial Services, an insurance based finance group

–	Chairman of the Group Management Board and Chief Executive Officer (May 2002 – December 2009)

–	Chief Operating Officer – Finance (March 2002 – May 2002)

•	Chief Executive Officer, PricewaterhouseCoopers LLP, a provider of assurance, tax and business consulting services (1998 – 2002)

•	Chairman and Chief Executive Officer, Price Waterhouse LLP, an accounting firm (1995 – 1998)

Other Professional Experience and Community Involvement

•	Trustee, St. John’s University

•	Trustee, Institute for Advanced Study

•	Vice-Chairman, American Friends of the Lucerne Festival

•	Former Member, Advisory Board, Tsinghua University School of Economics and Management

Experience and Qualifications

Mr. Schiro has experience in international business, and in particular, global capital markets, developed during his tenure at the helm of Zurich Financial Services, one of the world’s largest insurance groups. As Chief Executive Officer and Chief Operating Officer – Finance at Zurich Financial Services, Mr. Schiro developed both managerial capabilities as well as experience in the review and preparation of financial statements. He also brings solid financial and banking acumen gained from his role as Chief Executive Officer and other positions held at PricewaterhouseCoopers LLP. Through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Schiro has also developed corporate governance expertise, which he will draw upon in his new roles as our Lead Director and Corporate Governance and Nominating Committee Chair.

Debora L. Spar, 48 Director Since: June 2011 Committees: Member, all standing committees Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	President, Barnard College (July 2008 – Present)

•	Harvard Business School

–	Spangler Family Professor of Business Administration (2005 – 2008)

–	Senior Associate Dean; Director, Division of Research and Faculty Development (2005 – 2007)

–	Senior Associate Dean, Recruiting (2004 – 2005)

–	Professor of Business, Government and Competition; Chair, Business, Government and the International Economy Unit (1999 – 2004)

–	Associate Professor of Business, Government and Competition (1995 – 1999)

–	Assistant Professor of Business, Government and Competition (1991 – 1995)

Other Professional Experience and Community Involvement

•	Member, Council on Foreign Relations

•	Member, Board of Trustees, The Nightingale-Bamford School

•	Member, American Academy of Arts & Sciences

Experience and Qualifications

As the President of Barnard College and an author of numerous books, as well as by virtue of her previous experience as a professor at Harvard Business School, Dr. Spar brings to our Board an academic perspective on government and public policy, and in particular, the international political economy and growth markets. Through her service on the boards of directors of not-for-profit entities, Dr. Spar has developed additional leadership and corporate governance expertise.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	13

Structure and Role of our Board

Board Leadership Structure

Our Board does not have a policy as to whether the roles of Chairman and CEO should be separate or combined. Rather, our Board, through our Corporate Governance and Nominating Committee, annually assesses these roles and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place. In addition, our Board has determined that if the Chairman is not an independent director, then there should also be an independent Lead Director appointed by our independent directors. The Lead Director also serves as the Chair of our Corporate Governance and Nominating Committee.

Our Current Leadership Structure

As a result of its most recent board leadership review in late 2011 and early 2012, our Corporate Governance and Nominating Committee determined that combining the roles of Chairman and CEO is currently the most effective leadership structure for our firm. Among other reasons:

•	A combined Chairman and CEO structure provides our firm with a single leader who speaks with one voice to our shareholders, clients, employees, regulators, other stakeholders and the public.

–	Demonstrates clearer accountability to our shareholders, clients and other stakeholders.

–	Enhances transparency between management and our Board through efficient and effective communication with the Board on significant business developments and time-sensitive matters.

•	Mr. Blankfein has extensive knowledge of all aspects of our business, operations and risks, which affords him the insight necessary to effectively guide discussions at Board meetings.

–	He has provided leadership and guidance to our firm, particularly in light of the continued economic challenges and broader regulatory changes affecting our industry.

–	He has served as a knowledgeable resource for our independent directors.

•

The combined role is both counterbalanced and enhanced by the independence of our Board, the independent leadership provided by our Lead Director and independent committee chairs and the governance policies and practices in place at our firm.

–	Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm.

–	As our new Lead Director, Mr. Schiro will draw upon his deep experience both as an executive and as a director, as well as his financial and banking acumen, and will provide strong, independent leadership at the Board level.

The key responsibilities of our Chairman and CEO and our Lead Director include:

Chairman and CEO

•	Chairs Board meetings.

•	Chairs annual shareholder meeting.

•	Sets agenda for Board meetings (in consultation with, and subject to the approval of, our Lead Director) and reviews schedule for Board meetings.

•	Guides discussions at Board meetings and encourages directors to voice their views.

•	Serves as a resource for our Board.

•	Communicates significant business developments and time-sensitive matters.

Lead Director

•	Presides at executive sessions of independent directors; presides at each Board meeting at which the Chairman and CEO is not present.

•	Engages with our other directors to identify discussion topics for executive sessions.

•	Advises our Chairman and CEO of any developments (such as decisions made or suggestions raised) at the executive sessions, as appropriate.

•	Facilitates communication between the independent directors and our Chairman and CEO.

14	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Chairman and CEO (continued)

•	Establishes the “tone-at-the-top” in coordination with the Board, and embodies these values for our firm.

•	Serves as a public face of our Board and our firm.

•	Responsible for managing the day-to-day business and affairs of our firm.

•	Leads the implementation of corporate policy and strategy.

•	Interacts daily with our President and Chief Operating Officer (COO), CFO and other senior leadership of our firm.

•	Manages senior leadership of our firm.

•	Meets frequently with clients and investors, providing an opportunity to understand and respond to concerns and feedback; communicates feedback to our Board.

Lead Director (continued)

•	Engages with our Chairman and CEO between Board meetings to assist with informing or engaging independent directors.

•	Reviews and approves agenda, schedule and materials for Board and Corporate Governance and Nominating Committee meetings and executive sessions, and is able to add topics to such agenda.

•	Reviews agenda and schedule for other committee meetings.

•	Calls meetings of the independent directors.

•	Oversees our Board’s governance processes, including Board evaluations, and leads the annual CEO evaluation.

•	Meets directly with management and non-management employees of our firm.

•	Available for consultation and direct communication with shareholders, as appropriate.

Annual Assessment of Leadership Structure

The various items that our Corporate Governance and Nominating Committee reviewed during its most recent assessment included, among other things:

•	The leadership positions that our firm should maintain (for example, Chairman, Lead Director and CEO) and the corresponding responsibilities and qualifications of these positions.

•	The effectiveness of the policies, practices and people in place to help ensure strong, independent Board oversight, including that:

–	eight of 10 of our director nominees are independent under NYSE rules and under SEC heightened audit committee standards;

–	all of our independent directors are members of our Board’s standing committees, and, accordingly, they are engaged in all aspects of the Board’s work;

–	our independent directors meet regularly in executive session, and any independent director may call an executive session and raise matters for discussion at these executive sessions;

–	all of our directors are free to contact any employee of our firm directly; and

–	our Board and each committee may engage independent advisors at their sole discretion.

•	Our performance and the effect that a particular leadership structure had on our performance, including:

–	our firm’s performance during Mr. Blankfein’s tenure over the past five years;

–	our firm’s performance in 2011, including the impact of extrinsic factors such as broader economic conditions and uncertainty in the regulatory environment; and

–	the lack of empirical evidence that board leadership structure has any effect on company performance.

•

The views of our shareholders on leadership structure, including that the average support for shareholder proposals requesting an independent chairman over the past three years was approximately 32%, and when shareholders last voted on this proposal at Goldman Sachs in 2010, support was approximately 19% (with over 80% of votes cast against).

Our Corporate Governance and Nominating Committee also reviewed the leadership structure at other global public companies, recent trends in leadership structure in the United States and globally and recent legislative and regulatory developments.

Our Corporate Governance and Nominating Committee determined to establish a position of “Lead Director,” rather than a “Presiding Director,” and to expand the enumerated duties of the Lead Director as described above. The full role

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	15

and responsibilities of our Lead Director are set forth in our Corporate Governance Guidelines, which are available on our website at www.gs.com/guidelines. In addition, to compensate for the additional time and effort required by the Lead Director role, the Board, upon the recommendation of the Committee, determined to pay a $25,000 annual fee beginning in 2012 for the role.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our firm. In carrying out this responsibility, our Board advises our CEO and other members of our senior management to help drive success for our clients and long-term value creation for our shareholders. In addition, our Board discusses and receives regular updates on a wide variety of matters affecting our firm.

CEO Performance

Under the direction of our Lead Director, our Board’s Corporate Governance and Nominating Committee annually reviews Mr. Blankfein’s performance, as follows:

•	Mr. Blankfein is evaluated via our “360 degree” review process, which includes extensive narrative feedback from a wide range of colleagues.

•	Our Corporate Governance and Nominating Committee reviews the results of Mr. Blankfein’s evaluation and then communicates and discusses these results with Mr. Blankfein.

•	In addition, the independent directors regularly assess Mr. Blankfein’s performance based on their own interactions with him.

•

Our Corporate Governance and Nominating Committee’s assessment is then considered by our Compensation Committee when Mr. Blankfein’s compensation is determined. See —Compensation Matters—Compensation Discussion and Analysis—for a discussion of the factors considered by the Compensation Committee in setting Mr. Blankfein’s compensation.

Succession Planning

Succession planning is a priority for our Board. Our Corporate Governance and Nominating Committee, along with our CEO, has developed comprehensive programs and processes for both emergency and long-term executive succession, which are reviewed annually. Consistent with our culture of teamwork and our history of developing leaders, our goal is always to be in a position to appoint our most senior executives from within our firm.

Individuals who are identified as having potential for senior executive positions are evaluated by our Corporate Governance and Nominating Committee, in part using the results of the “360 degree” review process. These individuals’ careers are monitored to ensure that, over time, they have appropriate exposure both to our Board and to our diverse global businesses. These individuals interact with our Board in various ways, such as through participation in certain Board meetings and other Board-related activities as well as meetings with individual directors during director visits to our offices around the world.

Compensation

Our Compensation Committee recognizes that our compensation program must be consistent with the safety and soundness of our firm. Throughout the year, our Compensation Committee regularly reviews and receives updates on the design and function of our compensation program.

•

As part of our risk management, our Compensation Committee reviews our firmwide compensation program and policies to confirm that they do not encourage imprudent risk-taking and to confirm that there are no risks arising from these programs and policies that are reasonably likely to have a material adverse effect on our firm.

•

The overlap in membership between our Compensation Committee and our Risk Committee provides our Compensation Committee with a comprehensive picture of our firm’s risk management process, which informs and assists the Compensation Committee in its review of our compensation program.

•

Our CRO presents an annual compensation risk assessment to our Compensation Committee, meeting jointly with the Risk Committee, to assist our Compensation Committee in its assessment of the effectiveness of our compensation program in addressing risk. For further discussion of our Compensation Committee’s evaluation of risk, see —Compensation Matters—Compensation Discussion and Analysis.

16	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Risk Management

Risk is assessed from the standpoint of long-term share ownership, and our senior people are long-term shareholders.

We believe that effective risk management is of primary importance to the success of our firm. Accordingly, we have comprehensive risk management processes through which we monitor, evaluate and manage the risks we assume in conducting our activities. Our Board’s oversight of risk management processes is conducted primarily by our Risk Committee, which consists of all of our independent directors. Our Risk Committee regularly reviews and discusses with management our aggregate risk exposures, including:

•	market risk;

•	credit risk;

•	operational risk;

•	capital adequacy; and

•	key information relating to funding and liquidity.

In the course of these reviews, our Risk Committee interacts on a regular basis with our CFO and General Counsel, as well as with our CRO and other key risk management executives. Our Audit Committee also periodically discusses with management the guidelines and policies that govern our risk assessment and risk management processes, coordinating with our Risk Committee as appropriate. In addition, each of our Board’s standing committees, including our Risk Committee, considers the potential effect of any matter on our reputation when fulfilling its duties and responsibilities.

Financial Reporting

Our Board, through our Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting. In addition, our Audit Committee is directly responsible for overseeing the independence, performance and compensation of our independent auditors. Each quarter, our Audit Committee meets separately with members of our management and with our independent auditors to review and discuss our annual and quarterly financial statements as well as our quarterly earnings releases. Throughout the year, our Audit Committee meets separately with our CFO and General Counsel, with internal audit (the director of which is appointed by, and reports directly to, our Audit Committee) and with our independent auditors to discuss other financial reporting matters. For more information on our Audit Committee, see —Our Board Committees and Audit Matters—Report of our Audit Committee.

Strategy

Our Board reviews our firm’s strategy as proposed by our management team. Our Board receives presentations and discusses strategy throughout the year at Board meetings. In addition, our Board holds an annual multi-day meeting focused primarily on strategy. This annual meeting includes discussion about:

•	the competitive landscape and our firm’s relative position;

•	market trends; and

•	our strategic responses.

Our Board’s review of our risk management processes, as described above, enhances our directors’ ability to provide insight and feedback to senior management on our firm’s strategic direction. Senior management views the input of our independent directors as invaluable in discussions regarding our strategy.

Business Standards Committee

The BSC, which was created in 2010, engaged in an extensive eight-month review across every major business, region and activity of our firm. The objectives of the BSC were to develop recommendations designed to ensure that our firm’s business standards and practices are of the highest quality, meet or exceed the expectations of our clients, regulators and other stakeholders and contribute to overall financial stability and economic growth.

Our Board formed a committee of independent directors to oversee the BSC and keep the Board informed of the progress of the BSC; the members of the committee were extensively involved with the BSC, meeting 13 times as a committee during the BSC’s review. In January 2011, we released the report of the BSC, which included 39 recommendations and is available at www.gs.com/BSCreport. Over 400 of our people have been directly involved, and many more have been indirectly involved, as the BSC recommendations are integrated into the day-to-day operations of

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	17

our firm. To monitor and supervise the implementation process, we created an oversight group comprising senior leaders across our firm. Our Board has received, and will continue to receive, periodic progress reports on the implementation of the BSC’s recommendations.

Most recently, senior management reported to our Board in January 2012 about our efforts to date, which have been extensive.

Employee participation in implementation has spanned every level, division and region, demonstrating the commitment and openness within our organization to improving and strengthening our firm. These efforts have served to catalyze a renewed focus on client service and client communication; on strengthening our controls, processes and committee governance; on greater personal accountability and reputational risk management; and on reinforcing attributes of our culture and values. Importantly, we established the Firmwide Client and Business Standards Committee, which is composed of many of our firm’s most senior leaders, and puts clients at the heart of our approach to governance. This includes applying an elevated standard of professional judgment to all aspects of our business activities and in everything we do. This committee, which receives periodic updates from both producing divisions as well as certain control functions, reports to the Board periodically on its activities.

In particular, the BSC emphasized the importance of articulating clearly both to our people and to our clients the nature of the roles we are asked to undertake across our various businesses, whether acting as advisor, fiduciary, market maker or underwriter. As part of the BSC, we retained an independent consultant to conduct non-attributable, in-depth, in-person discussions with senior management of a number of clients worldwide. Among the feedback we received was their desire for us to communicate more clearly the roles and responsibilities we undertake depending on the nature of the transaction and the objectives of the client.

To this end, we implemented the Role-Specific Client Responsibilities framework, which does not capture every possible client interaction, but is designed to facilitate better communication with clients about our specific responsibilities in a given transaction type or business activity. To date, over 8,000 of our people have taken part in training focused on the different roles and responsibilities we assume in working with our clients. A central theme of the training is the need to be clear to ourselves and to our clients about the capacity in which we are acting and the responsibilities we have assumed.

As of the end of the first quarter of 2012, a substantial majority of the BSC’s 39 recommendations had been fully implemented, and the implementation of the balance of the recommendations is in progress. However, as formal implementation of the BSC winds down, this is not the end of this process but, in many respects, the beginning. Because the focus of this effort is rooted more in the judgment of our people than a formal rule set for decision making, we will also look to multiple sources of feedback — our Board, our clients, our people, regulators and other key stakeholders — to ensure that our commitment to improvement is a living, breathing and dynamic process.

Commitment of our Board – 2011 Board Meetings

During 2011, our Board held 15 meetings. Our independent directors also met 13 times in executive session during 2011, which includes six executive sessions chaired by Mr. Bryan, as our Lead Director, and seven additional sessions during which our independent directors met without management present during meetings of the Audit, Risk and/or Compensation Committees.

Our directors meet informally from time to time to receive updates on business developments from senior management. In addition, our individual directors have discussions with each other, with our CEO and with other members of our senior management team, as events warrant. These informal discussions promote ongoing engagement between meetings and allow our directors to gain additional insight into our business as well as valuable perspective on the performance of our CEO and senior management. Our directors also receive weekly informational packages that include updates on recent developments, press coverage and current events that relate to our business.

Each of our current directors attended at least 75% of the meetings of our Board and the committees on which he or she served during 2011 for the period he or she served as director. Overall attendance at Board and committee meetings during 2011 averaged 96% for our current directors as a group.

We encourage our directors to attend our annual meetings. All of our current directors who were members of our Board at the time, other than Lakshmi N. Mittal, attended last year’s annual meeting. Mr. Mittal was unable to attend the annual meeting due to a family commitment.

Process for Selecting Directors

Our Corporate Governance and Nominating Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration. Identifying and

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	18

recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Corporate Governance and Nominating Committee. The Committee carries out this function through an on-going, year-round process, which includes the Committee’s annual evaluation of our Board. Throughout the year, members of the Committee discuss, evaluate in detail and meet with possible director candidates to join our Board. Potential director candidates may be brought to the attention of the Committee from a variety of sources, including our independent directors, our employees and our shareholders. To assist in identifying possible director candidates, the Committee has retained a professional search firm to provide the Committee with additional potential candidates and background information for review and consideration.

Our Corporate Governance and Nominating Committee does not set specific, minimum qualifications that director candidates must meet in order for the Committee to recommend them to our Board, but rather believes that each candidate should be evaluated based on his or her individual merits, taking into account our firm’s needs and the composition of our Board.

After the Committee’s initial review of a potential director candidate’s professional experience and assessment as to how a potential candidate will contribute to the needs of our Board, the Committee will determine whether to recommend the potential candidate to our Board for further consideration and a more in-depth review. Potential candidates are screened to determine their qualifications, any potential conflicts of interest and any barriers to a determination of independence.

In identifying and recommending director candidates, the Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a board that is effective, collegial and responsive to the needs of our firm.

Our Board believes that diversity is an important attribute of a well-functioning board. In selecting qualified candidates to serve as directors, the Committee considers a range of types of diversity, including race, gender, ethnicity, culture, nationality and geography, seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise. Among the factors our Corporate Governance and Nominating Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board, and the Committee considers the same factors in determining whether to re-nominate an incumbent director. In both cases, the Committee assesses the diversity of our Board and how a nominee would enhance that diversity.

Our Corporate Governance and Nominating Committee will consider candidates recommended by shareholders in the same manner as other candidates. Shareholders who wish to submit potential director candidates for consideration by our Corporate Governance and Nominating Committee should follow the instructions in Frequently Asked Questions About our Annual Meeting.

Board Evaluation

The Corporate Governance and Nominating Committee, which includes all of our independent directors, is responsible for annually evaluating the performance of our Board. Led by our Lead Director, independent directors provide input on numerous issues, such as:

•	effectiveness of their work as a Board;

•	oversight of management;

•	quality of their interactions with, and information received from, management as well as those below management level;

•	satisfaction with the Board’s involvement in strategy discussions;

•	topics that should receive more attention and discussion; and

•	adequacy and effectiveness of our governance practices.

Our Lead Director communicates a summary of the results of this evaluation to our full Board, and our Board’s policies and practices are updated as appropriate as a result of director feedback.

19	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Independence of Directors

Independent oversight bolsters our success. A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Policy Regarding Director Independence (Director Independence Policy), which is available on our website at www.gs.com/independence, and which provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent. The Director Independence Policy covers, among other things, employment and compensatory relationships, relationships with our auditors, client and business relationships and contributions to tax-exempt organizations.

Our Board has determined, upon the recommendation of our Corporate Governance and Nominating Committee, that all eight of our non-executive director nominees (Ms. Burns, Mr. Dahlbäck, Mr. Friedman, Mr. George, Mr. Johnson, Mr. Mittal, Mr. Schiro and Dr. Spar) as well as Mr. Bryan and Ms. Juliber are “independent” within the meaning of NYSE rules and our Director Independence Policy. Prior to his retirement from our Board in 2011, H. Lee Scott, Jr., who served as a director for a portion of the year, was also determined to be independent.

To assess independence, our Corporate Governance and Nominating Committee and our Board are provided with detailed information about any relationships between the independent directors (and their immediate family members) on the one hand, and Goldman Sachs and its affiliates and subsidiaries on the other. For example, the Committee receives personal data sheets for each independent director that contain, among other things, information about the director’s professional experience, investments, tax-exempt affiliations and immediate family members. In many instances, the information provided for this independence assessment, such as transactions with companies where the independent director’s only involvement is as an independent director of such other company or contributions to tax-exempt organizations where he or she is only a trustee or director, goes beyond the information that we are required to take into account pursuant to SEC and NYSE rules.

Specifically, our Corporate Governance and Nominating Committee and our Board reviewed and considered the following categories of transactions, which our Board has determined may be deemed immaterial under our Director Independence Policy. For more detail on these transactions, see —Certain Relationships and Related Transactions—as well as —Additional Details on Director Independence—in Annex A.

•	Ordinary course business transactions between us and an entity where a director or immediate family member is or was during 2011:

–	an executive officer or employee – Burns, George (and a family member), Mittal* (and a family member) and Spar

–	a non-executive board member or a similar position – Burns, Dahlbäck (and a family member), Friedman, George, Johnson, Juliber (and a family member), Mittal (and family members) and Schiro

–	a less than 5% equity holder or limited partner and an investment advisor, advisory director or similar position – Dahlbäck, Friedman, George and Johnson

–	an executive officer, employee, trustee, board member or similar position of a tax-exempt organization – Bryan, Dahlbäck, Friedman (and family members), George (and family members), Johnson, Juliber (and a family member), Mittal (and family members), Schiro (and a family member) and Spar

•

Charitable donations made in the ordinary course (including pursuant to our matching gift program) by us, The Goldman Sachs Foundation or GS Gives to a tax-exempt organization where the director or immediate family member is an employee, trustee, board member or has a similar position – Bryan (and a family member), Burns, Friedman (and family members), George (and a family member), Johnson, Juliber (and family members), Mittal (and family members), Schiro (and a family member) and Spar

•

Client relationships where the director or an immediate family member is our client (for example, brokerage, discretionary and other similar accounts) on substantially the same terms as similarly-situated clients – Bryan (and family members), Friedman (and family members), George (and family members), Juliber (and a family member), Mittal (and family members), Schiro (and a family member) and Spar

*	Given Mr. Mittal’s significant equity ownership in ArcelorMittal, our Corporate Governance and Nominating Committee and our Board considered the business transactions between ArcelorMittal and Goldman Sachs, as well as Mr. Mittal’s position within ArcelorMittal, in evaluating his independence. Because these transactions were in the ordinary course of business for both parties and the related revenues constituted a small percentage of the revenues of ArcelorMittal and Goldman Sachs (in each case, less than 0.015% of 2011 consolidated gross revenues), our Corporate Governance and Nominating Committee and our Board determined that these transactions do not create a material relationship between Mr. Mittal and Goldman Sachs, and that Mr. Mittal is independent within the meaning of the rules of the NYSE.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	20

•	Fund investments by a director, on substantially the same terms as similarly-situated clients, in funds sponsored or managed by us – Bryan, Friedman, George, Juliber, Mittal and Schiro

Our Board Committees

Our Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating and Risk. Each of these committees operates pursuant to a written charter available on our website at www.gs.com/charters.

Each committee consists solely of directors who our Board has determined, upon the recommendation of our Corporate Governance and Nominating Committee, are independent under NYSE rules. Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee independence standards under NYSE and SEC rules.

All of our standing committees evaluate their performance and review their charters annually.

	Committee Chair	Meetings in 2011	Primary Purposes

Audit	James J. Schiro (Ms. Burns will be Chair effective May 23, 2012)	13

•  Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal control over financial reporting.

•  Decide whether to appoint, retain or terminate our independent auditors.

•  Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors.

•  Prepare the Audit Committee Report.

Compensation	James A. Johnson	8, as well as 2 meetings in early 2012 to discuss and make determinations regarding 2011 compensation

•  Determine and approve the compensation of our CEO and other executive officers.

•  Approve, or make recommendations to our Board for it to approve, our incentive compensation and equity-based plans.

•  Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

– recruiting;

– retention;

– career development and progression;

– management succession (other than that within the purview of the Corporate Governance and Nominating Committee); and

– diversity and employment practices.

•  Prepare the Compensation Committee Report.

Corporate Governance and Nominating	John H. Bryan (Mr. Schiro will be Chair effective May 23, 2012)	6

•  Recommend individuals to our Board for nomination, election or appointment as members of our Board and its committees.

•  Oversee the evaluation of the performance of our Board and our CEO.

•  Review and concur in the succession plans for our CEO and other members of senior management.

•  Take a leadership role in shaping our corporate governance, including developing, recommending to the Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to Goldman Sachs.

•  Review periodically the form and amounts of director compensation and make recommendations to the Board with respect thereto.

Risk	Stephen Friedman	6

•  Assist our Board in its oversight of our firm’s management of financial and operational risks, including market, credit and liquidity risk.

•  Review and discuss with management our firm’s capital plan, regulatory capital ratios and internal capital adequacy assessment process and the effectiveness of our financial and operational risk management policies and controls.

21	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation.

In addition to regular meetings of the committees, in carrying out the responsibilities of the committees, committee chairs meet regularly with members of our management.

•

Mr. Schiro, as the Chair of our Audit Committee, frequently met or had discussions with our CFO, General Counsel, Director of Internal Audit, Controller, Global Head of Compliance and independent auditors.

•	Mr. Johnson, as the Chair of our Compensation Committee, frequently met or had discussions with the Co-Chairs of our internal Compensation Policy Committee, including our CFO.

•	Mr. Bryan, as the Chair of our Corporate Governance and Nominating Committee, frequently met or had discussions with our CEO, Secretary to our Board and General Counsel.

•	Mr. Friedman, as the Chair of our Risk Committee, frequently met or had discussions with our CFO and our General Counsel, as well as our CRO and other key risk management employees.

Audit Committee Financial Expert

Our Board, upon the recommendation of our Corporate Governance and Nominating Committee, has determined that each member of our Audit Committee is financially literate and that a majority of the members of our Audit Committee, including the Chair, are “audit committee financial experts” within the meaning of the rules of the SEC.

Compensation Committee’s Independent Consultant

Our Compensation Committee has for several years recognized the importance of using an independent consultant that provides services solely to the Committee and not to our firm. Our Compensation Committee continued to retain Semler Brossy Consulting Group LLC (Semler Brossy) as its independent compensation consultant in 2011. See —Compensation Matters—Compensation Discussion and Analysis—for a discussion of Semler Brossy’s assessment of our compensation program for Participating Managing Directors (PMDs).

22	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Compensation Matters

Compensation Discussion and Analysis

Our Compensation Committee, which is comprised of all of our independent directors, determined the 2011 compensation of our NEOs: Mr. Blankfein, our CEO, Mr. Cohn, our President and COO, Mr. Viniar, our CFO, Mr. Evans, a Vice Chairman, Global Head of Growth Markets and Chairman of Goldman Sachs Asia Pacific and Mr. Weinberg, a Vice Chairman and Co-Head of Investment Banking.

NEO Compensation Highlights

•

Compared to 2010, 2011 annual compensation as approved by our Compensation Committee for each NEO was down approximately 35%, while 2011 annual variable compensation for each NEO was down approximately 44%. 2011 net revenues were 26% lower than 2010.

•

70% of the 2011 annual variable compensation awarded to our NEOs was in the form of 61,702 vested RSUs, and the remainder was in cash ($3 million). The terms of these RSUs are the same as the RSUs awarded to our NEOs last year, including:

– Shares at Risk generally deliver in three equal installments in each of January 2013, January 2014 and January 2015.

– Five-year transfer restrictions (through January 2017) apply to 50% of the gross number of Shares at Risk, which is determined prior to tax withholding. For our NEOs, because the withholding rate currently is close to 50%, transfer restrictions will apply to substantially all Shares at Risk delivered to them under these awards.

– RSUs and Shares at Risk are subject to forfeiture or recapture by us as described below.

•	All of our NEOs must retain 75% of the after-tax shares they receive as compensation (all other PMDs must retain at least 25% of such shares).

•

All of our NEOs (and all other executive officers) are prohibited from hedging any shares of Common Stock, including those that they can freely sell (all other PMDs may hedge only shares that they can freely sell).

•	None of our NEOs has an employment agreement that provides for severance or “golden parachute” payments.

•	2011 compensation available for our PMDs, including our NEOs, was reduced by $78 million in the aggregate for us to make a charitable contribution to GS Gives, our donor advised fund.

•

In February 2012, our Compensation Committee granted to each of our NEOs a long-term incentive compensation award under our LTIP with an initial notional value of $3 million. These awards are not considered part of annual compensation because no amounts are earned until the end of the performance period (January 2015 or, if extended, no later than January 2020).

Please see below for details on each element of our NEO compensation.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	23

Our Compensation Philosophy

Our compensation philosophy and the objectives of our compensation program are reflected in our Compensation Principles, which guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of NEO compensation. Our Compensation Principles are available on our public website, and we also include them for your reference in Annex B to this Proxy Statement. We discuss below some of the key elements of our compensation philosophy.

Attracting and Retaining Talent. We understand the importance of hiring and retaining the very best people. Retention of talented employees is critical to executing our business strategy successfully. Compensation is, therefore, a key component of the costs we incur to generate our revenues, like the cost of goods sold or manufacturing costs in other industries.

In determining the compensation of our NEOs and in reviewing generally the effectiveness of our compensation program for attracting and retaining talent, our Compensation Committee reviews the competitive market for talent. Our goal is always to be in a position to appoint our most senior executives from within our firm. We believe that our compensation program should incentivize our people both to continue to work at our firm and to aspire to senior executive roles. We are proud that our NEOs have an average tenure of approximately 26 years with our firm, and that the members of our Management Committee (currently our 29 most senior executives, including our NEOs) have an average tenure of approximately 21 years with our firm.

Maintaining Safety and Soundness. We recognize that our compensation program must be consistent with the safety and soundness of our firm. Our CRO presents an annual compensation-related risk assessment to our Compensation Committee, meeting jointly with our Risk Committee, to assist our Compensation Committee in its assessment of the effectiveness of our compensation program in addressing risk. The assessment is particularly focused on whether our program is consistent with regulatory guidance that financial services firms should ensure that variable compensation does not encourage inappropriate risk-taking.

In the 2011 assessment, our CRO presented his view that the various components of our compensation programs and policies (for example, process, structure and governance) work together to balance risk and incentives in a manner that does not encourage inappropriate risk-taking. In addition, our CRO stated that our firm has a risk management process that, among other things, is consistent with the safety and soundness of our firm and focuses on our:

•

risk management culture: while the nature of our business requires certain employees to make decisions involving the use of our capital on a daily basis, our firm’s culture emphasizes continuous and prudent risk management;

•	risk-taking authority: there is a formal process for identifying employees who, individually or as part of a group, have the ability to expose us to material amounts of risk (Covered Employees);

•

upfront risk management: we have tight controls on the allocation, utilization and overall management of risk- taking, as well as comprehensive profit and loss and other management information which provide ongoing performance feedback;

•	compensation structure and policies: there are rigorous, multi-party (i) employee performance assessments and (ii) compensation decisions; and

•

governance: the oversight of our Board, our management structure and the associated processes all contribute to a strong control environment, and control functions have input into compensation structure and design.

We have a compensation framework (Compensation Framework), approved by our Compensation Committee, governing the variable compensation process for our Covered Employees, which includes our NEOs. Our Compensation Framework, which is consistent with our Compensation Principles:

•	is designed to comply with applicable regulations and regulatory guidance on variable compensation and is updated as appropriate for changes in such guidance and regulations;

•	seeks to achieve balance between risk and reward through, among other things, a robust up-front risk-adjustment process for assessing performance;

•	formalizes and documents the roles of our CFO, CRO, divisional compensation committees and others in the compensation process; and

•	requires comprehensive monitoring of the implementation of our compensation process.

24	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Prudent risk management is a hallmark of our firm’s culture, and sensitivity to risk and risk management are key elements in assessing employee performance. We require that each employee be evaluated annually as a part of our “360 degree” feedback process. This process reflects input from a number of employees, including supervisors, peers and those who are junior to the employee, regarding an array of performance measures. The detailed performance evaluations include assessments of risk management, reputational judgment and compliance with firm policies, as well as teamwork, citizenship and communication.

In addition, our business lines each have different risk profiles and these are taken into account when determining compensation. Risks that are considered include credit, market, liquidity and operational risks, as well as legal, compliance and reputational risks. We provide guidelines to assist compensation managers when applying discretion during the compensation process to promote consistent consideration of the differing risks presented by our firm’s businesses. Our CRO is involved in the compensation process and reviews the risks and risk-adjusted metrics applicable to each business, as well as the manager guidelines.

Further, to ensure the independence of our control function employees, compensation for those employees is not determined by individuals in revenue-producing positions.

Encouraging Long-Term Firmwide Focus. We believe that compensation should encourage a long-term, firmwide approach to performance and discourage inappropriate risk-taking. Paying a significant portion of variable compensation to our senior employees in the form of equity-based awards that deliver over time and are subject to forfeiture or recapture encourages a long-term, firmwide focus because their value is realized through long-term responsible behavior and the financial performance of our firm. We impose transfer restrictions, retention requirements and hedging policies to further align the interests of our senior employees with those of our shareholders. Our retention policies, coupled with our practice of paying our senior employees a significant portion of their variable compensation in the form of equity-based awards, leads to a considerable investment in our Common Stock over time. We believe that this investment advances our partnership culture of teamwork and stewardship of our firm. In addition, our LTIP is designed to further align incentive compensation with long-term performance in a manner that does not encourage inappropriate risk-taking.

For 2011, our PMDs received a significant portion of their variable compensation in the form of RSUs, with our NEOs receiving 70% of their 2011 annual variable compensation in RSUs. Shares at Risk generally deliver over a three-year period, even after employees leave our firm. In addition, a significant portion of the Shares at Risk are subject until January 2017 to transfer restrictions, which continue following retirement. These deferred delivery schedules and transfer restrictions are consistent with awards granted to our PMDs for 2008, 2009 and 2010, although our NEOs did not receive any variable compensation for 2008.

As in 2009 and 2010, 2011 RSUs and Shares at Risk are subject to a number of terms and conditions that could result in forfeiture or recapture by us, including, as discussed further below, engaging in any conduct detrimental to our firm or in improper risk analysis. Our Compensation Committee approved guidelines in 2011 that set forth a formal process regarding determinations to forfeit or recapture awards for improper risk analysis upon the occurrence of certain pre-determined events (for example, in the event of any annual firmwide, divisional or business unit losses). The review of whether forfeiture or recapture is appropriate includes input from our CRO, as well as representatives from our controllers, legal and compliance departments. Determinations are made by our Compensation Committee (including any determinations for NEOs) or its delegates, with any determinations made by delegates reported to the Committee.

Shares at Risk that are subject to transfer restrictions remain subject to forfeiture or recapture for certain events that occur after delivery through the end of the restricted period (i.e., January 2016 for 2010 awards and January 2017 for 2011 awards). These events include engaging in any conduct detrimental to our firm.

We require each of our CEO, CFO, COO and three Vice Chairmen, for so long as each holds one of these positions, to retain sole beneficial ownership (including, in certain cases, ownership through such person’s spouse or estate planning entities established by such person) of a number of shares of Common Stock equal to at least 75% of the shares received (net of payment of any option exercise price and taxes) under our firm’s equity plans since becoming a senior executive. We impose a similar 25% retention requirement on our approximately 430 PMDs (as of March 31, 2012). The retention requirements are described in more detail in Beneficial Ownership—Beneficial Ownership of Directors and Executive Officers.

All of our employees are prohibited from hedging their equity-based awards, as well as shares of Common Stock with transfer restrictions, including after retirement. All of our executive officers, including our NEOs, are prohibited from

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	25

hedging any shares of our Common Stock, even shares they can freely sell. Our employees, other than our executive officers, may hedge only shares of Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. In addition, employees may not make investment decisions with respect to our Common Stock unless such decisions are made during applicable “window periods.”

Reflecting Performance. We are committed to aligning compensation with performance. In order to do so, we look at our firm’s performance and the individual’s performance over the past year, as well as over the past several years. We believe that our senior people have responsibility for our overall performance and, as a result, have experienced more substantial changes in their compensation, particularly in periods when our net revenues have declined significantly.

We believe that multi-year guarantees should be avoided entirely to avoid misaligning compensation and performance, and guaranteed employment contracts should be used only in exceptional circumstances (for example, for certain new hires). None of our NEOs has an employment agreement that provides for severance or “golden parachute” payments.

2011 NEO Compensation

Our Compensation Committee determined the form and amount of annual compensation to be awarded to our NEOs for 2011, as set forth in the following table. The determinations of the amounts awarded were not formulaic and were not based on specific firmwide or individual performance targets or objectives. We have also included for comparative purposes the annual compensation awarded to our NEOs for fiscal 2008, fiscal 2009 and fiscal 2010. The LTIP awards (discussed below) are not considered part of annual compensation because no amounts are earned until the end of the performance period (January 2015 or, if extended, no later than January 2020), and are not included in this table.

		Annual Compensation — $ Value
			Variable Compensation
Name and Principal Position	Year	Salary	Cash*	RSUs Deliverable as Shares at Risk**	Total	Equity as % of Variable Compensation
Lloyd C. Blankfein Chairman and CEO	2011	$2,000,000	$3,000,000	$ 7,000,000	$12,000,000	70
	2010	600,000	5,400,000	12,600,000	18,600,000	70
	2009	600,000	0	9,000,000	9,600,000	100
	2008	600,000	0	0	600,000	N/A
Gary D. Cohn President and COO	2011	1,850,000	3,000,000	7,000,000	11,850,000	70
	2010	600,000	5,400,000	12,600,000	18,600,000	70
	2009	600,000	0	9,000,000	9,600,000	100
	2008	600,000	0	0	600,000	N/A
David A. Viniar CFO	2011	1,850,000	3,000,000	7,000,000	11,850,000	70
	2010	600,000	5,400,000	12,600,000	18,600,000	70
	2009	600,000	0	9,000,000	9,600,000	100
	2008	600,000	0	0	600,000	N/A
J. Michael Evans Vice Chairman	2011	1,850,000	3,000,000	7,000,000	11,850,000	70
	2010	600,000	5,400,000	12,600,000	18,600,000	70
	2009	600,000	0	9,000,000	9,600,000	100
	2008	600,000	0	0	600,000	N/A
John S. Weinberg Vice Chairman	2011	1,850,000	3,000,000	7,000,000	11,850,000	70
	2010	600,000	5,400,000	12,600,000	18,600,000	70
	2009	600,000	0	9,000,000	9,600,000	100
	2008	600,000	0	0	600,000	N/A

*	Cash amounts for 2011 were paid in February 2012.

**	The “RSUs Deliverable as Shares at Risk” amounts reflect the gross dollar amounts determined by our Compensation Committee. The grant date fair value of the 2011 award determined in accordance with generally accepted accounting principles, which includes a liquidity discount to reflect transfer restrictions on Shares at Risk, for each NEO was approximately $5.27 million. In accordance with SEC rules, the 2011 Summary Compensation Table below does not include these amounts because they were not granted in 2011. Instead, the 2012 Summary Compensation Table to be included in our proxy statement for our 2013 Annual Meeting of Shareholders will include the grant date fair value of these awards for named executive officers in that proxy statement.

26	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

In determining the amount and form of compensation to be awarded to our NEOs, our Compensation Committee considered (i) our financial performance, including our performance relative to our core competitors, (ii) the individual and collective performance of our NEOs, (iii) a compensation-related risk assessment from our CRO and (iv) in connection with our goal of attracting and retaining the best talent, the compensation levels and practices of other financial services firms. Our Compensation Committee also considered regulatory developments, the broader environment and the results of last year’s advisory vote on NEO compensation and related shareholder feedback.

Financial Performance. Our performance in 2011 declined from 2010. Global macro-economic concerns and difficult market conditions persisted for much of the year. However, we retained our industry-leading positions while prudently managing risk, capital and expenses.

We generated net revenues of $28.81 billion and net earnings of $4.44 billion for 2011, compared to net revenues of $39.16 billion and net earnings of $8.35 billion for 2010. Our ROE was 3.7% for 2011, and our adjusted ROE for 2011 was 5.9%, excluding the preferred dividend on the 50,000 shares of our 10% Cumulative Perpetual Preferred Stock, Series G (Series G Preferred Stock), as described in Calculation of Adjusted Return on Average Common Shareholders’ Equity in Annex C. As of December 31, 2011, our book value per common share (BVPS) was $130.31, approximately 1% higher compared with the end of 2010. We continued to manage our capital conservatively. Our tier 1 capital ratio, calculated in accordance with the Board of Governors of the Federal Reserve System’s (Federal Reserve Board) capital adequacy regulations currently applicable to bank holding companies (which are based on the “Basel 1” Capital Accord of the Basel Committee on Banking Supervision), was 13.8% as of December 31, 2011. Our global core excess, which represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash that is intended to allow us to meet a broad range of potential cash outflows and collateral needs in a stressed environment, was $172 billion as of December 31, 2011. For more information on the calculation of these financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2011 Annual Report on Form 10-K.

In connection with making compensation decisions, our Compensation Committee reviews with our CFO the following financial metrics and year-over-year changes:

•	ROE;

•	Diluted earnings per share;

•	BVPS;

•	Net earnings;

•	Net revenues;

•	Compensation and benefits expense;

•	Ratio of compensation and benefits to net revenues; and

•	Non-compensation expense.

No specific goals for these metrics were used, nor were any specific weights ascribed to them, in making compensation determinations. In addition, our Compensation Committee reviews with our CFO certain financial metrics, based on publicly announced results, for our core competitors: Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley.

Individual Performance. All of our NEOs participated in our “360 degree” feedback process (discussed above) as part of their individual evaluations, which included an assessment of risk management, reputational judgment and compliance, client focus, as well as leadership and people management. Our Corporate Governance and Nominating Committee, which includes all of the members of our Compensation Committee, reviewed and discussed the results of this process for our CEO. In addition, our Compensation Committee met in executive session to discuss the performance of our CEO.

Our CEO discussed the performance of our COO, including the results of his “360 degree” evaluation, with our Compensation Committee, and our CEO and COO reviewed the performance of our other NEOs, including the results of their “360 degree” evaluations, with the Committee. Our CEO submitted variable compensation recommendations to the Committee for our other NEOs. Our CEO did not make recommendations about his own compensation.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	27

Our NEOs have shown exceptional leadership in 2011 and over the last few years. Their performance throughout the year was outstanding. The continued economic challenges and broader regulatory changes affecting the industry place an even greater importance on teamwork among our NEOs, who continued in 2011 to operate very much as a team. This emphasis on teamwork is consistent with our compensation philosophy, which encourages focusing on our firm’s overall success rather than solely on individual objectives or achievements.

Compensation-Related Risk Assessment. As discussed above, our CRO presented his annual compensation-related risk assessment to our Compensation Committee, meeting jointly with our Risk Committee. He presented his view that the various components of our firm’s compensation programs and policies (for example, process, structure and governance) work together to balance risk and incentives in a manner that does not encourage inappropriate risk-taking and, therefore, there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on our firm. Our CRO’s assessment also stated that our firm has a risk management process so that variable compensation does not encourage inappropriate risk-taking, is aligned with the future performance of our firm and the interests of our shareholders, and is consistent with the safety and soundness of our firm (we describe under Our Compensation Philosophy above more details from his assessment on our risk management process). Semler Brossy also participated in this presentation.

Market for Talent. Our Compensation Committee evaluated our existing NEO compensation program, comparing our plans to those of other financial services firms and examining alternatives. Consistent with past practice, our Compensation Committee asked Semler Brossy during 2011 to assess our compensation program for our PMDs, which includes our NEOs, and to identify the challenges and accompanying considerations that could inform compensation decisions for 2011. Semler Brossy provides services solely to our Compensation Committee and does not provide services in any capacity to our firm. In connection with its work for our Compensation Committee, Semler Brossy reviews the information provided to the Committee by our CFO, our Human Capital Management Division (HCM Division) and our firm’s compensation consultants.

In its assessment of our compensation program for PMDs, Semler Brossy confirmed that, consistent with last year, the program has been aligned with, and is sensitive to, corporate performance, contains features that reinforce significant alignment with shareholders and a long-term focus, and utilizes policies and procedures, including subjective determinations, that appropriately encourage PMDs to address known and perceived risks. Semler Brossy also identified current challenges facing the PMD compensation program and outlined considerations for both 2011 compensation decisions and ongoing compensation program design. Semler Brossy did not recommend, and was not involved in determining, the amount of any NEO’s compensation.

Our HCM Division assisted our Compensation Committee in the Committee’s review of compensation plans at other financial services firms by providing the Committee with information relating to compensation plan design and compensation levels for named executive officers and, in most cases, other senior employees at these firms. The firms for which information was provided were our core competitors plus American Express Company, Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG, UBS AG and Wells Fargo & Company. This information was obtained from an analysis of public filings, except for information not covered by public filings, which was based on compensation surveys conducted by the MGMC unit of Towers Watson.

Regulatory Developments. Throughout 2011, our senior management briefed our Compensation Committee on relevant regulatory developments. These included updates on compensation-related regulations and guidance issued by the Federal Reserve Board and other U.S. federal banking regulators, the Financial Stability Board, the Financial Services Authority in the United Kingdom and other regulators around the world. In addition, our senior management briefed our Compensation Committee on our interactions with regulators regarding our compensation program.

Determinations regarding NEO compensation for 2011 were consistent with our Compensation Framework, which we believe is consistent with applicable regulations and regulatory guidance on variable compensation.

2011 Advisory Vote to Approve Executive Compensation. At our 2011 Annual Meeting of Shareholders, the advisory vote to approve executive compensation received the support of a majority of our shareholders (approximately 73% of votes cast). Our Compensation Committee considered these results in connection with its analysis of our executive compensation programs, including its determination of the form and amount of NEO compensation for 2011.

We engaged with many of our shareholders in advance of and following our 2011 Annual Meeting of Shareholders in order to gain further insight and understanding into their views on our executive compensation program, particularly as expressed through the advisory vote.

28	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

We received feedback on various aspects of our executive compensation program, including our pay-for-performance philosophy, our LTIP structure and shareholders’ expectations with respect to compensation amounts in light of our firm’s 2011 performance. The feedback from shareholder discussions was communicated to our Compensation Committee for its consideration, and the Committee took into account such feedback in making its determinations.

Ultimately, our Compensation Committee determined to decrease each NEO’s annual variable compensation for 2011 by approximately 44% over the amounts awarded for 2010 because of our decline in performance in 2011, reflecting our pay-for-performance philosophy. The Committee determined, based on the individual and collective performance and teamwork of our NEOs, that the variable compensation for each of them would be the same for 2011. There were no specific individual performance goals that were used by the Committee in making NEO compensation determinations. Consistent with regulatory guidance and our CRO’s annual compensation-related risk assessment, the Committee determined that the appropriate balance of 2011 variable compensation was to pay 70% in RSUs and the remainder in cash. We reduced the 2011 compensation available for our PMDs, including our NEOs, by $78 million in the aggregate for us to make a charitable contribution to GS Gives. In February 2012, our Compensation Committee granted to each NEO a long-term incentive compensation award, which we discuss below.

Additional Details on our NEOs’ 2011 Compensation

Salaries. For 2011, Mr. Blankfein received a salary of $2 million and Mr. Cohn, Mr. Viniar, Mr. Evans and Mr. Weinberg received a salary of $1.85 million. Our Compensation Committee believes that these salary levels provide the appropriate balance between fixed and variable compensation. 2012 salaries remain unchanged from 2011 levels.

Restricted Stock Units and Shares at Risk. RSUs were vested at grant and generally provide for Shares at Risk to be delivered in three equal installments in each of January 2013, January 2014 and January 2015.

Each of these RSUs is an unfunded, unsecured promise by us to deliver a Share at Risk on a predetermined date. As a result, each of our NEOs becomes, economically, one of our long-term shareholders, with the same interests as our other shareholders. This economic interest results because the amount an NEO ultimately realizes from an RSU depends on the value of Common Stock. Each vested RSU includes a “dividend equivalent right,” pursuant to which the holder of the RSU is entitled to receive an amount equal to any ordinary cash dividends paid to a shareholder of Common Stock at about the same time as those dividends are paid to our shareholders.

The number of RSUs awarded to each NEO for 2011 was determined by dividing the dollar value of the portion of the NEO’s variable compensation payable in RSUs (i.e., 70%) by $113.45, which was the closing price-per-share of our Common Stock on the NYSE on February 1, 2012, the grant date.

Transfer Restrictions. Transfer restrictions apply to 50% of the gross number of Shares at Risk, which is determined prior to tax withholding. For our NEOs, because the withholding rate currently is close to 50%, transfer restrictions will apply to substantially all Shares at Risk delivered to them under these awards. An NEO cannot sell, exchange, transfer, assign, pledge, hedge or otherwise dispose any of his RSUs or Shares at Risk that are subject to transfer restrictions until January 2017, even if the NEO is no longer an employee of our firm (see —Treatment Upon Termination or Change-in-Control—for more details). Our Compensation Committee may permit limited exceptions to make transfers (for example, gifts to immediate family members), provided that any Shares at Risk so transferred would continue to be subject to transfer restrictions until January 2017. Further, as stated above, our NEOs are required to retain 75% of the after-tax shares of Common Stock they receive as compensation, and are prohibited from hedging any shares of Common Stock, including those they can freely sell.

Forfeiture and Recapture Provisions. All RSUs and all Shares at Risk are subject to forfeiture or recapture by us in certain cases, even after an NEO receives delivery of the Shares at Risk and transfer restrictions lapse. If we determine that Shares at Risk may be recaptured after delivery, we can require repayment to us of the fair market value of the shares when delivered (including those withheld to pay withholding taxes).

The RSUs and Shares at Risk provide for forfeiture or recapture if our Compensation Committee determines that during 2011, the NEO participated (which could include, depending on the circumstances, participation in a supervisory role) in the structuring or marketing of any product or service, or participated on behalf of our firm or any of our clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to our firm or the broader financial system as a whole (for example, if an NEO were to improperly analyze risk or fail sufficiently to raise concerns about such risk) and, as a result of such action or omission, our Compensation Committee determines there has been, or reasonably could be expected to be, a material adverse impact on our firm, the NEO’s

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	29

business unit or the broader financial system. This provision is not limited to financial risks and is designed to encourage the consideration of the full range of risks associated with the activities (for example, legal, compliance or reputational). The provision also does not require that a material adverse impact actually occur, but rather may be triggered if we determine that there is a reasonable expectation of such an impact. Our Compensation Committee has adopted guidelines that set forth a formal process regarding determinations to forfeit or recapture under this provision, which we discuss above.

RSUs granted to our NEOs also are subject to forfeiture until delivery of the underlying Shares at Risk if our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days the required “minimum tier 1 capital ratio” (as defined under Federal Reserve Board regulations).

An NEO may forfeit all 2011 RSUs if he engages in conduct constituting “cause” prior to delivery of the underlying Shares at Risk. We may recapture Shares at Risk subject to transfer restrictions if an NEO engages in such conduct at any time through January 2017. “Cause” includes, among other things, any material violation of any firm policy; any act or statement that negatively reflects on our name, reputation or business interests; and any conduct detrimental to our firm.

Finally, an NEO may forfeit all RSUs if he becomes associated with a “competitive enterprise” during 2012; two-thirds if he becomes associated with a “competitive enterprise” during 2013; and one-third if he becomes associated with a “competitive enterprise” during 2014. See —Compensation Matters—Executive Compensation—Potential Payments Upon Termination or Change-in-Control—for further details on the meaning of “cause” and “competitive enterprise.”

Treatment Upon Termination or Change-in-Control. As a general matter, delivery schedules are not accelerated, and transfer restrictions are not removed, when an NEO leaves our firm. The limited exceptions include death and “conflicted employment.” In addition, a change-in-control alone is not sufficient to trigger acceleration of any deliveries or removal of transfer restrictions. See —Compensation Matters—Executive Compensation—Potential Payments Upon Termination or Change-in-Control—for further details on the treatment of RSUs and Shares at Risk upon termination of employment or a change-in-control and on the meaning of “conflicted employment.”

Under current law, our U.S. federal corporate tax deduction for compensation paid to certain of our NEOs is limited to $1 million of non-performance-based compensation. Our NEO compensation for 2011 is designed so that variable compensation, including equity-based awards, qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Qualified Retirement Benefits. Each of our NEOs participates in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our tax-qualified retirement plan available to all of our U.S. employees. In 2011, our NEOs were eligible to make pre-tax, and/or “Roth” after-tax, contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contribute, up to a maximum of $9,800. For 2011, each of our NEOs received a matching contribution of $9,800.

Perquisites and Other Benefits. Our NEOs received in 2011 certain benefits that are considered “perquisites” required to be disclosed as part of their compensation. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2011 variable compensation.

We provide each of our NEOs with a car and driver and other services for security purposes. We also offer our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business. Our PMDs, including our NEOs, participate in our executive medical and dental program and receive executive life insurance and long-term disability insurance coverage. Our NEOs also are eligible for a retiree health care program and receive certain other perquisites, some of which have no incremental cost to us. See “All Other Compensation” and footnote (c) in —Executive Compensation—2011 Summary Compensation Table.

Long-Term Performance Incentive Plan

In order to incentivize long-term performance in a manner that does not encourage inappropriate risk-taking, in February 2012, our Compensation Committee granted to each NEO a long-term incentive award. Amounts earned under these awards, if any, are paid in cash; however, our NEOs do not earn any amounts under these awards until the end of the performance period, based on firmwide performance measures and individual performance, as described below. These awards are not considered part of annual compensation.

30	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

The initial performance period for the LTIP awards is three years beginning in 2012, and our Compensation Committee may determine, by the end of 2013, to extend the period for up to another five years through the end of 2019. The same measures would continue to apply to such an extension unless the Committee determines otherwise. The award for each NEO has an initial notional value of $3 million that increases and decreases by an amount equal to our ROE for each year during the performance period. (See below for details on how we calculate ROE under the awards.) No amounts are paid until January 2015, or, if the period is extended, the end of the performance period (no later than January 2020). There is no continuing service requirement under the award; however, upon termination of employment for any reason, including retirement, payments are not accelerated and performance measures continue to apply.

Forfeiture and recapture provisions. The LTIP awards are subject to the same forfeiture and recapture provisions as the RSUs and Shares at Risk for the entire performance period. In addition, if our Compensation Committee determines that the payment was based on materially inaccurate financial statements or performance criteria, we may require the NEO to repay to us the value of the award as of the payment date.

Firmwide performance. The initial notional value of the award will be adjusted upward or downward by an amount equal to our “annual ROE” for 2012 and further adjusted as of the end of each subsequent year during the performance period by an amount equal to our “annual ROE” for such year. At the end of the performance period, we calculate our “average ROE” and “average increase in BVPS” over the entire performance period. The adjusted notional value as of the end of the performance period is further adjusted based 50% on average ROE and 50% on average increase in BVPS as set forth in the below table. No amounts are earned based on achieving a certain ROE or BVPS for any one year, and negative returns in any year will offset positive returns during the performance period.

Payout*	Average ROE Over Performance Period (Applies to 50% of Notional Value at End of Performance Period)	Average Increase in BVPS Over Performance Period (Applies to 50% of Notional Value at End of Performance Period)
Zero	<5%	<2%
50%	5%	2%
100%	10%	7%
150%	≥15%	≥12%

* Payout is scaled if results are between specified percentages.

In determining the above metrics and thresholds, our Compensation Committee reviewed, among other things, our performance in 2011 and over the past four years and information on ROE and change in BVPS for the past four years (individually and as a group) at our firm and at each of our core competitors based on publicly available information, and for 2008-2010 because 2011 information was not publicly available, for Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG and UBS AG. Our Compensation Committee used the same performance thresholds used in the LTIP awards granted in January 2011, despite our weaker performance in 2011, although the initial notional value of those awards was different ($7 million).

Individual performance. Our Compensation Committee may determine in its sole discretion, based on its assessment of an individual NEO’s performance, to adjust the amounts that may be paid out under this award to each NEO. The total amount paid under an award will in no event exceed 150% of the amount that would have been payable following the calculations described above.

For purposes of the calculations above:

“Annual ROE” is computed by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annual ROE will be adjusted for the after-tax effects of amounts that would be excluded from “Pre-Tax Earnings” under The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (RPCP), which is a compensation plan in which all of our NEOs participate. See Exhibit 10.2 of our 2011 Annual Report on Form 10-K for a copy of this Plan.

“Average ROE” is the average of the “annual ROE” for each year during the performance period.

“Average Increase in BVPS” is the average of the annual increases in our firm’s book value per common share for each year during the performance period.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	31

Our Compensation Committee may determine, in its sole discretion, if particular events or transactions will be included or excluded from the calculation of the performance measures.

GS Gives

We established GS Gives, our donor advised fund, in order to coordinate, facilitate and encourage global philanthropy by our PMDs. Since 2009, we have reduced the amount of compensation available to pay our PMDs and used that amount to make contributions to the fund. We ask our PMDs to provide us with recommendations of not-for-profit organizations that should receive donations from these contributions. These recommendations help to ensure that GS Gives invests in a diverse group of charities that improve the lives of people in communities where we work and live. GS Gives focuses on underserved communities, and we encourage our PMDs to direct grants to organizations consistent with one of four thematic pillars:

•	building and stabilizing communities;

•	increasing educational opportunities;

•	creating jobs and economic growth; and

•	honoring service and veterans.

During 2011, GS Gives accepted the recommendations of 381 current and retired PMDs and contributed over $220.4 million to 1,564 non-profit organizations around the world. GS Gives underscores our commitment to philanthropy through diversified and impactful giving at a time when non-profit organizations have a particular need for support. The amounts donated in 2011 by GS Gives based on our NEOs’ recommendations were approximately: Mr. Blankfein – $5.0 million; Mr. Cohn – $4.5 million; Mr. Viniar – $3.7 million; Mr. Evans – $4.4 million; and Mr. Weinberg – $3.7 million.

This year, we reduced the 2011 compensation available for our PMDs, including our NEOs, by $78 million in the aggregate for us to make a charitable contribution to GS Gives.

GS Gives undertakes diligence procedures for each donation and has no obligation to follow recommendations made by our PMDs.

32	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Executive Compensation

The 2011 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2011, fiscal 2010 and fiscal 2009, as applicable. For a discussion of 2011 NEO compensation, please read —Compensation Discussion and Analysis —above.

Pursuant to SEC rules, the 2011 Summary Compensation Table is required to include for a particular fiscal year only those RSUs granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash variable compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year-end. As a result, equity-based awards and cash variable compensation are disclosed in each row of the table as follows:

•	2011

–	“Bonus” is cash variable compensation for 2011
–	“Stock Awards” are RSUs awarded for 2010
–	RSUs awarded for 2011 are not included because they were granted in February 2012 (See —Compensation Discussion and Analysis —above for a discussion of these equity-based awards.)

•	2010

–	“Bonus” is cash variable compensation for 2010
–	“Stock Awards” are RSUs awarded for 2009

•	2009

–	“Bonus” is zero because our NEOs did not receive any cash variable compensation for 2009
–	“Stock Awards” is zero because there were no equity-based awards for our NEOs for 2008

2011 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Change in Pension Value	All Other Compensation (c)	Total
Lloyd C. Blankfein Chairman and CEO	2011	$2,000,000	$3,000,000	$10,710,073	$0	$4,776	$449,556	$16,164,405
	2010	$600,000	$5,400,000	$7,650,013	$0	$2,343	$464,067	$14,116,423
	2009	$600,000	$0	$0	$0	$—	$425,814	$1,025,814
Gary D. Cohn President and COO	2011	$1,850,000	$3,000,000	$10,710,073	$0	$1,145	$242,674	$15,803,892
	2010	$600,000	$5,400,000	$7,650,013	$0	$501	$212,913	$13,863,427
	2009	$600,000	$0	$0	$0	$—	$324,572	$924,572
David A. Viniar CFO	2011	$1,850,000	$3,000,000	$10,710,073	$0	$9,656	$243,325	$15,813,054
	2010	$600,000	$5,400,000	$7,650,013	$0	$4,652	$303,346	$13,958,011
	2009	$600,000	$0	$0	$0	$—	$345,978	$945,978
J. Michael Evans Vice Chairman	2011	$1,850,000	$3,000,000	$10,710,073	$0	$716	$185,525	$15,746,314
	2010	$600,000	$5,400,000	$7,650,013	$0	$330	$277,165	$13,927,508
	2009	$600,000	$0	$0	$0	$—	$1,024,448	$1,624,448
John S. Weinberg Vice Chairman	2011	$1,850,000	$3,000,000	$10,710,073	$0	$4,743	$188,348	$15,753,164
	2010	$600,000	$5,400,000	$7,650,013	$0	$2,211	$158,511	$13,810,735
	2009	$600,000	$0	$0	$0	$—	$132,540	$732,540

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	33

(a)	Amounts included for fiscal 2011 represent the grant date fair value of RSUs granted on January 26, 2011 for services in fiscal 2010 (2010 Year-End RSUs), in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 718 Compensation – Stock Compensation (ASC 718). Grant date fair value for 2010 Year-End RSUs is determined based on the closing price-per-share of our Common Stock on the NYSE on the date of grant ($161.31) and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2010 Year-End RSUs. Amounts included for fiscal 2010 represent the grant date fair value of RSUs granted on February 5, 2010 for services in fiscal 2009 (2009 Year-End RSUs), in accordance with ASC 718. Grant date fair value for 2009 Year-End RSUs is determined based on the closing price-per-share of Common Stock on the NYSE on the date of grant ($154.16) and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2009 Year-End RSUs. No stock awards were granted to our NEOs during fiscal 2009.

(b)	No options to purchase Common Stock (Options) were granted to our NEOs during fiscal 2011, 2010 or 2009.

(c)	The charts and narrative below describe the benefits and perquisites for fiscal 2011 contained in the “All Other Compensation” column above.

Name	401(k) Matching Contribution	Term Life Insurance Premium	Executive Medical and Dental Plan Premium Payments	Long-Term Disability Insurance Premium	Executive Life Premium	Benefits and Tax Counseling Services*	Car**
Mr. Blankfein	$ 9,800	$ 113	$ 61,068	$ 821	$ 18,758	$ 47,731	$ 51,467
Mr. Cohn	$ 9,800	$ 113	$ 61,068	$ 821	$ 11,692	$ 76,750	$ 59,226
Mr. Viniar	$ 9,800	$ 113	$ 61,068	$ 821	$ 17,955	$ 58,615	$ 90,087
Mr. Evans	$ 9,800	$ 113	$ 61,068	$ 821	$ 13,202	$ 50,988	$ 44,153
Mr. Weinberg	$ 9,800	$ 113	$ 61,068	$ 821	$ 13,761	$ 55,705	$ 45,200

*	Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to such providers.

**	Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We provide each of our NEOs with a car and driver for security purposes. The cost of providing a car is determined on an annual basis and includes, as applicable, driver compensation, annual car lease, car rental or car service fees and insurance cost as well as miscellaneous expenses (for example, fuel and car maintenance).

Also included in the “All Other Compensation” column are other amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, in-office meals and security services. We provide security (the incremental cost of which was, in the case of Mr. Blankfein, $258,701) for the benefit of our firm and our shareholders and believe it is required in light of the elevated threat profile in the current environment. We do not consider these security measures to be personal benefits, but rather business-related necessities due to the high-profile standing of our NEOs as our executives.

We provide to our NEOs, on the same terms as are provided to other PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees and overrides in connection with investments in certain funds managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs for business use private aircraft from third-party vendors. Our policy is not to permit personal use of such aircraft by our NEOs except in connection with business trips where the NEO pays the firm for any additional costs. In situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the greater of: (a) the aggregate incremental cost to us of the usage by such guest; and (b) the price of a first-class commercial airline ticket for the same trip.

34	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

2011 Grants of Plan-Based Awards

The awards included in this table are 2010 Year-End RSUs and LTIP awards granted in January 2011.

The following table sets forth plan-based awards granted in early 2011. In accordance with SEC rules, the table does not include awards that were granted in 2012. See —Compensation Discussion and Analysis —above for a discussion of those awards.

Name	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (d)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
		Threshold ($)	Target ($)	Maximum ($) (b)
Lloyd C. Blankfein	1/26/2011	—	—	—	78,111	—	—	$10,710,073
	1/26/2011	$ 0	$7,000,000	—	—	—	—	—
Gary D. Cohn	1/26/2011	—	—	—	78,111	—	—	$10,710,073
	1/26/2011	$ 0	$7,000,000	—	—	—	—	—
David A. Viniar	1/26/2011	—	—	—	78,111	—	—	$10,710,073
	1/26/2011	$ 0	$7,000,000	—	—	—	—	—
J. Michael Evans	1/26/2011	—	—	—	78,111	—	—	$10,710,073
	1/26/2011	$ 0	$7,000,000	—	—	—	—	—
John S. Weinberg	1/26/2011	—	—	—	78,111	—	—	$10,710,073
	1/26/2011	$ 0	$7,000,000	—	—	—	—	—

(a)	Consists of cash awards made under our LTIP that are earned only after a minimum of three years based on firmwide performance measures and individual performance. The initial performance period is three years beginning with 2011, and our Compensation Committee may determine, by the end of 2012, to extend the period for up to another five years through the end of 2018. The initial notional value of these awards will be adjusted upward or downward by an amount equal to our “annual ROE” (as defined below) for each year of the performance period. At the end of the performance period, we calculate our “average ROE” and “average increase in BVPS” (each as defined below) over the entire performance period. The adjusted notional value as of the end of the performance period is further adjusted based 50% on average ROE and 50% on average increase in BVPS as set forth in the below table. No amounts are earned based on achieving a certain ROE or BVPS for any one year, and negative returns in any year will offset positive returns during the performance period.

Payout*	Average ROE Over Performance Period (Applies to 50% of Notional Value at End of Performance Period)	Average Increase in BVPS Over Performance Period (Applies to 50% of Notional Value at End of Performance Period)
Zero	<5%	<2%
50%	5%	2%
100%	10%	7%
150%	≥15%	≥12%

*	Payout is scaled if results are between specified percentages.

In addition, our Compensation Committee may determine in its sole discretion, based on its assessment of an individual NEO’s performance, to adjust the amounts that may be paid out under the award to each NEO. Our Compensation Committee may determine based on an NEO’s individual performance that no amount is payable under the award. The total amount paid under an award will in no event exceed 150% of the amount that would have been payable following the calculations described above.

“Annual ROE” is computed by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annual ROE will be adjusted for the after-tax effects of amounts that would be excluded from “Pre-Tax Earnings” under The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (RPCP), which is a compensation plan in which all of our NEOs participate. See Exhibit 10.2 of our 2011 Annual Report on Form 10-K for a copy of this Plan.

“Average ROE” is the average of the “annual ROE” for each year during the performance period.

“Average Increase in BVPS” is the average of the annual increases in our firm’s book value per common share for each year during the performance period.

Our Compensation Committee may determine, in its sole discretion, if particular events or transactions will be included or excluded from the calculation of the performance measures; pursuant to the terms of the LTIP awards granted in 2011, the redemption of our Series G Preferred Stock (as described in Certain Relationships and Related Transactions), will be treated as if it occurred prior to the start of the performance period.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	35

(b)	As noted in (a) above, because these awards are adjusted each year over the performance period by an amount equal to our “annual ROE” (which is uncapped), no maximum award amount is determinable pursuant to the terms of these awards.

(c)	Consists of 2010 Year-End RSUs. See —2011 Non-Qualified Deferred Compensation —and —Potential Payments Upon Termination or Change-in-Control —below for additional information on the 2010 Year-End RSUs.

(d)	In accordance with ASC 718, determined based on the closing price-per-share of our Common Stock on the NYSE on the date of grant ($161.31) and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2010 Year-End RSUs.

2011 Outstanding Equity Awards at Fiscal Year-End

No Options have been granted to our NEOs since December 2007.

The following table sets forth outstanding unexercised Options held by each NEO as of December 31, 2011.

	Option Awards					Stock Awards
Name	Option Award Year	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lloyd C. Blankfein	2007	322,104	—	$204.16	11/24/2017	—	$ —
	2006	209,228	—	$199.84	11/25/2016
	2005	218,872	—	$131.64	11/27/2015
	2002	137,670	—	$78.87	11/30/2012
Gary D. Cohn	2007	317,400	—	$204.16	11/24/2017	—	$ —
	2006	205,228	—	$199.84	11/25/2016
	2005	253,816	—	$131.64	11/27/2015
	2002	130,425	—	$78.87	11/30/2012
David A. Viniar	2007	270,380	—	$204.16	11/24/2017	—	$ —
	2006	153,184	—	$199.84	11/25/2016
	2005	135,312	—	$131.64	11/27/2015
	2002	50,751	—	$78.87	11/30/2012
J. Michael Evans	2007	271,416	—	$204.16	11/24/2017	—	$ —
	2006	201,224	—	$199.84	11/25/2016
	2005	171,772	—	$131.64	11/27/2015
	2002	60,408	—	$78.87	11/30/2012
John S. Weinberg	2007	149,944	—	$204.16	11/24/2017	—	$ —
	2006	121,160	—	$199.84	11/25/2016
	2005	117,080	—	$131.64	11/27/2015
	2002	41,094	—	$78.87	11/30/2012

(a)	Shares received on exercise of Options granted on December 19, 2007 for services in fiscal 2007 will not be transferable until January 2013. See —Potential Payments Upon Termination or Change-in-Control —below for details on treatment of the Options upon termination of employment.

36	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

2011 Option Exercises and Stock Vested

The awards included in this table are 2010 Year-End RSUs. No Options were exercised in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Lloyd C. Blankfein	—	$ —	78,111	$12,600,085
Gary D. Cohn	—	$ —	78,111	$12,600,085
David A. Viniar	—	$ —	78,111	$12,600,085
J. Michael Evans	—	$ —	78,111	$12,600,085
John S. Weinberg	—	$ —	78,111	$12,600,085

(a)	Includes shares of Common Stock underlying 2010 Year-End RSUs, which were vested upon grant. One-third of these shares were delivered in January 2012, and one-third are deliverable in each of January 2013 and 2014. Substantially all of the shares of Common Stock underlying the 2010 Year-End RSUs that are delivered to our NEOs are subject to transfer restrictions until January 2016.

(b)	Values were determined by multiplying the aggregate number of RSUs by $161.31, the closing price-per-share of our Common Stock on the NYSE on January 26, 2011, the grant date. In accordance with SEC rules the—2011 Summary Compensation Table and—2011 Grants of Plan-Based Awards —above include the grant date fair value of the 2010 Year-End RSUs, which includes a 15% liquidity discount to reflect the transfer restrictions on these awards.

2011 Pension Benefits

The following table sets forth pension benefit information as of December 31, 2011. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen November 27, 2004. No NEO has participated in our GS Pension Plan since November 30, 1995.

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefit ($) (b)	Payments During Last Fiscal Year ($)
Lloyd C. Blankfein	GS Pension Plan	3	$30,002	—
Gary D. Cohn	GS Pension Plan	1	$ 5,883	—
David A. Viniar	GS Pension Plan	6	$58,757	—
J. Michael Evans	GS Pension Plan	1	$ 4,048	—
John S. Weinberg	GS Pension Plan	3	$27,268	—

(a)	Our U.S. employees, including each NEO, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan.

(b)	Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive in retirement. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service under our GS Pension Plan. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at normal retirement age (age 65); a 4.75% discount rate; and mortality estimates based on the RP-2000 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality. Our GS Pension Plan provides for early retirement benefits in some cases, and all of our NEOs are eligible for such early retirement benefits.

For a description of our 401(k) Plan, our tax-qualified defined contribution plan, see —Compensation Discussion and Analysis—Additional Details on our NEOs’ 2011 Compensation—Qualified Retirement Benefits —above.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	37

2011 Non-Qualified Deferred Compensation

The following table sets forth information for each NEO, as applicable, with respect to (i) vested RSUs granted for services in prior years and for which the underlying shares of Common Stock had not yet been delivered as of the beginning of 2011 and (ii) our Non-Qualified Deferred Compensation Plan (NQDC Plan), which was terminated in December 2008.

The “Vested and Undelivered RSUs” generally were awarded for services in fiscal 2010, fiscal 2009 and fiscal 2007. RSUs generally are not transferable.

•	Amounts shown as “Registrant Contributions” represent the 2010 Year-End RSUs, which were vested at grant;

•

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying vested but undelivered RSUs, as well as dividend equivalents earned and paid, during fiscal 2011; and

•	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during fiscal 2011.

Prior to termination of our NQDC Plan, each participant was permitted to elect to defer up to $1 million of his or her year-end cash variable compensation for up to the later of (i) 10 years or (ii) six months after termination of employment. Amounts deferred under our NQDC Plan generally are not forfeitable and were adjusted based on the performance of certain available “notional investments” selected by each participant. Distributions from our NQDC Plan to each of our NEOs will be made in lump sum cash payments and will commence no earlier than 2016. Our NEOs are not subject to U.S. federal income tax on amounts that they deferred or on any “notional investment” earnings until those amounts are distributed to them, and we do not take a tax deduction on these amounts until they are distributed. For accounting purposes, we recognized as a compensation expense the amounts deferred under these plans in the year in which they were deferred.

Name	Plan or Award	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions in Last Fiscal Year (c)	Aggregate Balance at Fiscal Year End (d)
Lloyd C. Blankfein	Vested and Undelivered RSUs	—	$12,600,085	$(9,234,770)	$22,096,099	$10,583,204
	NQDC Plan	—	—	$(13,723)	—	$1,265,633(e)(f)
Gary D. Cohn	Vested and Undelivered RSUs	—	$12,600,085	$(9,224,604)	$21,829,642	$10,583,204
	NQDC Plan	—	—	$18,919	—	$2,620,648(f)(g)
David A. Viniar	Vested and Undelivered RSUs	—	$12,600,085	$(9,122,956)	$19,165,395	$10,583,204
	NQDC Plan	—	—	$(147,549)	—	$1,664,290(f)(g)
J. Michael Evans	Vested and Undelivered RSUs	—	$12,600,085	$(8,577,070)	$4,857,539	$10,583,204
	NQDC Plan	—	—	—	—	—
John S. Weinberg	Vested and Undelivered RSUs	—	$12,600,085	$(8,862,592)	$12,341,177	$10,583,204
	NQDC Plan	—	—	$(226,243)	—	$2,409,539(f)

(a)	Registrant contributions represent the market value of the underlying Common Stock upon grant of 2010 Year-End RSUs. In accordance with SEC rules, the—2011 Summary Compensation Table and—2011 Grants of Plan-Based Awards —above include the grant date fair value of the 2010 Year-End RSUs, which includes a 15% liquidity discount to reflect the transfer restrictions on these awards. The market values were determined by multiplying the aggregate number of RSUs by $161.31, the closing price-per-share of our Common Stock on the NYSE on January 26, 2011, the grant date.

38	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

(b)	Aggregate earnings with respect to vested and undelivered RSUs include changes in the market value of the shares of Common Stock underlying vested but undelivered RSUs. In addition, each RSU includes a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested but undelivered RSUs during fiscal 2011 pursuant to dividend equivalent rights also are included. The vested and undelivered RSUs included in these amounts and their delivery dates are as follows:

Vested and Undelivered RSUs	Delivery
2010 Year-End RSUs	One-third delivered in January 2012; one-third deliverable in each of January 2013 and 2014
2009 Year-End RSUs	One-third delivered in each of January 2011 and 2012; one-third deliverable in January 2013
2007 Year-End RSUs	Delivered (January 2011)
2007 Discount RSUs	Delivered (January 2011)

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves us to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments Upon Termination or Change-in-Control —below for treatment of the RSUs upon termination of employment.

With respect to our NQDC Plan, NEO account balances under our NQDC Plan were adjusted to reflect gains (or losses) based on the performance of certain “notional investments” (selected by each participant from various hedge funds and mutual funds available under the plan in 2011) to the same extent as if the NEO had actually invested in those funds.

(c)	Includes shares of Common Stock that were delivered on January 25, 2011 under the following awards: one-third of 2009 Year-End RSUs granted on February 5, 2010, RSUs granted on December 19, 2007 for services in fiscal 2007 (2007 Year-End RSUs) and Discount RSUs granted under our Discount Stock Program on December 19, 2007 (2007 Discount RSUs). In the case of Mr. Evans, does not include the portion of his 2007 annual compensation that was granted as restricted stock. Values were determined by multiplying the aggregate number of RSUs by $161.98, the closing price-per-share of our Common Stock on the NYSE on the delivery date. Amounts paid on vested but undelivered RSUs during 2011 pursuant to dividend equivalent rights also are included.

(d)	The vested and undelivered RSUs included in these amounts are 2010 Year-End RSUs and 2009 Year-End RSUs. These stock awards were previously reported in the Summary Compensation Table for the applicable years. Values for RSUs were determined by multiplying the number of RSUs by $90.43, the closing price-per-share of our Common Stock on the NYSE on December 30, 2011.

(e)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2005 Summary Compensation Table for participating executives who were NEOs in fiscal 2005.

(f)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2006 Summary Compensation Table for participating executives who were NEOs in fiscal 2006.

(g)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2007 Summary Compensation Table for participating executives who were NEOs in fiscal 2007.

Potential Payments Upon Termination or Change-in-Control

Our NEOs do not have employment agreements that provide for severance or “golden parachute” payments.

Our RPCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (SIP) and our retiree health care program may provide for potential payments to our NEOs in conjunction with a termination of employment. The amounts potentially payable to our NEOs under our pension plans, vested RSUs and our NQDC Plan are set forth under —2011 Pension Benefits and —2011 Non-Qualified Deferred Compensation —above. The terms of the LTIP awards granted in January 2011 are not affected by a termination of employment or change-in-control, except that, following a change-in-control, our Compensation Committee may not amend the terms of the awards with respect to an NEO without such NEO’s consent.

Each of our NEOs participates in our RPCP. Under our RPCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a one-year period as defined in the RPCP), our Compensation Committee has the discretion to determine what, if any, variable compensation shall be provided to the participant for services provided in that year. There is no severance provided under our RPCP.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	39

Set forth below is a calculation of the potential benefits to each of our NEOs assuming a termination of employment occurred on December 31, 2011. The narrative disclosure that follows the table provides important information and definitions regarding specific payment terms and conditions.

Termination Reason	Name	Value of Unvested RSUs that Vest Upon Termination	Present Value of Premiums for Retiree Health Care Program (e)	Total
Cause or Termination with Violation (a)	Lloyd C. Blankfein	$ 0	$0	$0
	Gary D. Cohn	$ 0	$0	$0
	David A. Viniar	$ 0	$0	$0
	J. Michael Evans	$ 0	$0	$0
	John S. Weinberg	$ 0	$0	$0
Termination without Violation (a), Death (b), Change-in-Control, Disability or Conflicted Employment (c) or Downsizing (d)	Lloyd C. Blankfein	$ 0	$773,628	$773,628
	Gary D. Cohn	$ 0	$1,081,095	$1,081,095
	David A. Viniar	$ 0	$790,355	$790,355
	J. Michael Evans	$ 0	$1,210,017	$1,210,017
	John S. Weinberg	$ 0	$989,899	$989,899

(a)	Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying RSUs (including restricted stock) will continue to be delivered on schedule, and Options will remain exercisable for their full term, provided that, for 2010 Year-End RSUs and 2009 Year-End RSUs, the NEO does not become associated with a Competitive Enterprise (as defined below). In such case, the NEO will forfeit his benefits under our retiree health care program and, for 2010 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2011; will forfeit two-thirds of these awards if the association occurs in 2012; and will forfeit one-third of these awards if association occurs in 2013. For 2009 Year-End RSUs, the NEO generally would have forfeited two-thirds of these awards if the association occurred in 2011 and will forfeit one-third of these awards if association occurs in 2012. This non-competition condition may be removed upon a termination of employment that is characterized by us as “involuntary” or by “mutual agreement” if the individual executes an appropriate general waiver and release of claims and an agreement to pay any associated tax liability.

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery (in the case of RSUs) or prior to exercise (in the case of Options) will result in forfeiture of all RSUs and Options, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in Cause) following delivery of shares of Common Stock underlying RSUs but prior to the lapse of transfer restrictions, such shares may also be recaptured.

RSU awards are also subject to additional risk-related forfeiture and recapture provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit all of his 2010 Year-End RSUs and 2009 Year-End RSUs, and any shares of Common Stock delivered under such RSUs may be recaptured, if our Compensation Committee determines that his failure to properly consider risk in 2010 (with respect to 2010 Year-End RSUs) or 2009 (with respect to 2009 Year-End RSUs) has, or reasonably could be expected to have, a material adverse impact on his business unit, the firm or the broader financial system.

(b)	In the event of an NEO’s death, delivery of shares of Common Stock underlying RSUs is accelerated and Options remain exercisable for their full term. Any transfer restrictions on the shares of Common Stock underlying RSUs and shares from Option exercises are removed. For information on the number of vested RSUs and unexercised Options held by the NEOs at fiscal year-end, see —2011 Outstanding Equity Awards at Fiscal Year-End and —2011 Non-Qualified Deferred Compensation —above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO $4.5 million of term life insurance coverage through age 75.

(c)	If a Change-in-Control (as defined below) occurs, and within 18 months thereafter we terminate an NEO’s employment without Cause or if the NEO terminates his employment for Good Reason (as defined below): (i) delivery of shares of Common Stock underlying RSUs is accelerated; and (ii) Options remain exercisable for their full term. In addition, any transfer restrictions on the shares of Common Stock underlying RSUs and shares from Option exercises are removed.

In the case of a disability, Options remain exercisable for their full term and, provided that the NEO does not become associated with a Competitive Enterprise, shares of Common Stock underlying RSUs continue to deliver on schedule. In such case, for 2010 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2011; will forfeit two-thirds of these awards if the association occurs in 2012; and will forfeit one-third of these awards if association occurs in 2013. For 2009 Year-End RSUs, the NEO generally would have forfeited two-thirds of these awards if the association occurred in 2011 and will forfeit one-third of these awards if association occurs in 2012.

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, (i) with respect to RSUs, either a cash payment or an accelerated delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying such RSUs; and (ii) with respect to Options, one of the following: (x) a cash payment (in respect of cancellation of such Options) equal to the fair market value of the shares underlying the vested Options over the exercise price of such Options, (y) acceleration of the exercisability of such Options and removal of all transfer restrictions on the underlying shares of Common Stock or (z) permission for the participant to transfer such vested Options to another party for value.

40	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

(d)	In the event of a termination due to Downsizing (as described below), shares of Common Stock underlying RSUs deliver on schedule and Options remain exercisable for their full term.

(e)	All PMDs with eight or more years of service as a PMD are eligible to receive medical and dental coverage under our retiree health care program for themselves and eligible dependents through the firm at a 75% subsidy. All of our NEOs are eligible for this coverage. The values shown in this column reflect the present value of the cost to us of the 75% subsidy and were determined using the following assumptions: a 4.75% discount rate; mortality estimates based on the RP-2000 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality; estimates of future increases in healthcare costs of 7.6% (for pre-65 medical and pharmacy) and 8.2% (for post-65 medical and pharmacy) (ultimate medical and pharmacy inflation of 5.25%), and 5.25% for dental; and assumptions for subsequent eligibility for alternative pre-65 coverage, which would limit or eliminate coverage under our program (35% primary, 35% secondary and 30% no coverage).

As PMDs, our NEOs generally are subject to a policy of 90 days’ notice of termination of employment. We may require (or we may waive the requirement) that a NEO be inactive (i.e., on “garden leave”) during the notice period.

For purposes of describing our RSUs and Options, the above-referenced terms have the following meanings:

“Cause” means a participant in our SIP (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or on an equivalent charge, (b) engages in employment disqualification conduct under applicable law, (c) willfully fails to perform his or her duties to Goldman Sachs, (d) violates any securities or commodities laws, rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member, (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies, (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests or (g) engages in conduct detrimental to us.

“Change-in-Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

•

at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

•

at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the RSUs and Options (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

“Competitive Enterprise” means a business enterprise that (a) engages in any activity, (b) owns or controls a significant interest in or (c) is owned by, or a significant interest in which is owned or controlled by, any entity that engages in any activity, that, in any case, competes anywhere with any activity in which we are engaged.

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest, or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept Conflicted Employment.

Whether employment is terminated by reason of “Downsizing” is determined solely by us.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the participant’s position or nature or status of the participant’s responsibilities from those in effect immediately before the Change-in-Control or (b) Goldman Sachs requiring the participant’s principal place of employment to be located more than 75 miles from the location where the participant is principally employed at the time of the Change-in-Control (except for required travel consistent with the participant’s business travel obligations in the ordinary course prior to the Change-in-Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

•	Engaging in materially improper risk analysis or failing to sufficiently raise concerns about risks during the year for which the award was granted;

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	41

•	Soliciting our clients or prospective clients to transact business with one of our competitors or to refrain from doing business with us, or interfering with any of our client relationships;

•	Failing to perform obligations under any agreement with us;

•	Bringing an action that results in a determination that the terms or conditions for the exercise of Options or the delivery of shares of Common Stock underlying RSUs are invalid;

•	Attempting to have a dispute under our SIP or the applicable award agreement resolved in a manner other than as provided for in our SIP or the applicable award agreement;

•	Any event constituting Cause;

•	Failing to certify compliance to us or otherwise failing to comply with the terms of our SIP or the applicable award agreement;

•

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the participant provides services, to replace, substitute for or otherwise in respect of Options or RSUs;

•

Hiring of, or entering into a partnership or similar arrangement with, any of our employees with whom the participant worked while employed by us or who, at any time during the year immediately preceding the participant’s termination of employment with us, worked in the same division as the participant or who is a Managing Director (Selected Firm Personnel) by a competitor of ours that the participant controls or otherwise forms or is a partner or has similar status, or that bears the participant’s name, or where the participant will have responsibility over such Selected Firm Personnel, or hiring or identifying for potential hiring (or participating in any such activity) Selected Firm Personnel whether on behalf of the participant, a competitor of ours or any other person;

•	Soliciting any of our employees to resign or to accept employment with a competitor; or

•

With respect to 2010 Year-End RSUs, the firm failing to maintain our minimum tier 1 capital ratio (as defined in the Federal Reserve regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) makes a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Report of our Compensation Committee

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. Semler Brossy and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee:

James A. Johnson, Chair

John H. Bryan

M. Michele Burns

Claes Dahlbäck

Stephen Friedman

William W. George

Lois D. Juliber

Lakshmi N. Mittal

James J. Schiro

Debora L. Spar

42	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board Unanimously Recommends a Vote FOR the Resolution Approving the Executive Compensation of our NEOs.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of our NEOs. We will include this advisory vote on an annual basis at least until the next advisory vote on the frequency of say on pay votes (no later than our 2017 Annual Meeting of Shareholders).

Prior Say on Pay Vote and Shareholder Engagement

At our 2011 Annual Meeting of Shareholders, our advisory vote to approve executive compensation received the support of a majority of our shareholders (approximately 73% of votes cast). We believe this is an endorsement of:

•	our pay-for-performance philosophy;

•	the significant portion (70%) of 2010 annual variable compensation in RSUs;

•	the five-year transfer restrictions applicable to our equity-based awards;

•	the forfeiture and recapture, or “clawback,” provisions in our equity-based awards;

•	our retention requirements; and

•	our strong focus on risk management.

Our Compensation Committee views a continuing, constructive dialogue with our shareholders on these matters as important. To this end, we engaged with many of our shareholders in advance of and following our 2011 Annual Meeting of Shareholders in order to gain further insight and understanding into their views on our executive compensation program, particularly as expressed through the advisory vote.

We received feedback on various aspects of our executive compensation program, including our pay-for-performance philosophy, our LTIP structure and shareholders’ expectations with respect to compensation amounts in light of our firm’s 2011 performance. The feedback from these shareholder discussions was communicated to our Compensation Committee for its consideration in connection with 2011 compensation determinations.

Further, as a result of shareholder engagement, we enhanced certain aspects of our proxy statement, including a new Executive Summary and our Compensation Discussion and Analysis (for example, further clarifying our risk-related forfeiture and recapture provisions).

NEO Compensation Highlights

•

70% of our NEOs’ 2011 annual variable compensation was in the form of 61,702 vested RSUs, and the remainder was in cash ($3 million). The terms of these RSUs are the same as the RSUs awarded to our NEOs last year, including delivery over three years, five-year transfer restrictions, and forfeiture and recapture provisions.

•	All of our NEOs must retain 75% of the after-tax shares they receive as compensation.

•	All of our NEOs are prohibited from hedging any shares of Common Stock, including those they can freely sell.

•	None of our NEOs has an employment agreement that provides for severance or “golden parachute” payments.

•	In February 2012, our Compensation Committee granted to each of our NEOs a long-term incentive compensation award under our LTIP with an initial notional value of $3 million.

See —Compensation Discussion and Analysis —for more details.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	43

Our Performance and Pay Over Time

We are committed to aligning compensation with performance, consistent with our pay-for-performance philosophy. Our Compensation Committee reviews our firm’s performance and the executive’s performance over the past year, as well as over the past several years, in connection with making its executive compensation determinations.

In light of a difficult operating environment for the financial services industry in 2011, including global macro-economic concerns that significantly affected our clients’ risk tolerance and willingness to transact, our performance declined in 2011 compared with 2010. Net revenues for 2011 were 26% lower than 2010 and our ROE for 2011 was 3.7% compared to 11.5% for 2010 (our adjusted ROE for 2011 was 5.9%, excluding the Series G Preferred Stock dividend, as described in Calculation of Adjusted Return on Average Common Shareholders’ Equity in Annex C). Consistent with our pay-for-performance philosophy, NEO compensation declined to reflect our firm’s weaker performance, and declined even more than the decrease in our net revenues.

Compared to 2010, 2011 annual compensation approved by our Compensation Committee for each NEO was down approximately 35%, while 2011 annual variable compensation for each NEO was down approximately 44%. Despite the challenging environment, for 2011 we ranked first in worldwide announced mergers and acquisitions and ranked first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings (as reported by Thomson Reuters). We also managed our liquidity and capital conservatively, and reduced operating expenses by 14% compared with 2010.

The illustration below shows the decline in 2011 CEO annual compensation from 2010:

*	Comprised of salary and annual variable compensation (RSUs and cash) approved by our Compensation Committee with respect to 2010 and 2011. For more information on 2011 CEO annual compensation, as well as long-term incentive compensation under our LTIP, see —Compensation Discussion and Analysis.

Our compensation principles and practices are designed to align the long-term interests of our people with those of our shareholders. Accordingly, while this say on pay vote is an annual vote, we believe it is more appropriate to review our pay and performance over a multi-year period, particularly in light of the cyclical nature of our industry.

In addition, as a result of the significant portion of compensation awarded to our senior employees in the form of equity-based awards and the transfer restrictions and retention requirements imposed on these awards, the actual value that may be realized by our NEOs is highly dependent on the price of our Common Stock. Our NEOs received 70% of their 2011 annual variable compensation in the form of RSUs, further aligning their interests with those of our shareholders.

Our Compensation Committee retains discretion to determine the form and amount of compensation awarded to our NEOs. We believe that our Compensation Committee’s decisions for 2011 and in prior years demonstrate the responsible use of this discretion and reflect our firm’s commitment to paying for performance. We believe this discretion has permitted the Committee to better react to a rapidly changing economic and regulatory environment over the past several years and to continue to uphold the core philosophies of our compensation programs, including promoting our culture of attracting and retaining the best talent, teamwork and maintaining the safety and soundness of our firm.

As illustrated below, over time we have outperformed our core competitors (Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley). Outperformance is measured by comparing our average ROE over the period to the average ROE reported by our core competitors over the period. From fiscal 2004 through fiscal 2007, our average ROE exceeded the average ROE of our core competitors by approximately 12.8 percentage points. Despite

44	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

a difficult operating environment since the financial crisis, from fiscal 2008 through fiscal 2011 (including a one-month period in December 2008 for us and Morgan Stanley when our fiscal year-ends changed), our average ROE still exceeded the average ROE of our core competitors by approximately 9.1 percentage points.

From fiscal 2008 through fiscal 2011, the average annual compensation awarded to our CEO was approximately 80% less than the average annual compensation awarded to our CEO from fiscal 2004 through fiscal 2007. CEO annual compensation for each year is salary and annual variable compensation (RSUs, options and/or cash, as applicable) approved by our Compensation Committee for that year.

2011 Say on Pay Vote

As required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (Exchange Act), the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosure.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see —Frequently Asked Questions About our Annual Meeting.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	45

Independent Director Compensation

There were no changes to our independent director compensation from 2010 to 2011.

Key features of our independent director compensation program:

•

All RSUs granted to an independent director must be held for the director’s entire tenure on our Board, and shares of Common Stock underlying these RSUs are not delivered until the third quarter of the year following the year in which the independent director retires from our Board.

•

Our Board, upon the recommendation of our Corporate Governance and Nominating Committee, has a stock ownership policy that requires each independent director to own at least 5,000 shares of Common Stock or vested RSUs within two years of becoming a director.

•	For 2011, all independent directors were compensated solely in RSUs. There were no cash awards other than a prorated payment to a retired director (Mr. Scott), as discussed below.

•	Our independent directors do not receive any fees for attending Board or committee meetings.

•	Our Chairman and CEO and our President and COO each receive no compensation for Board service.

Beginning in 2012, our Lead Director will receive an additional annual fee of $25,000.

Our independent director compensation for 2011 was awarded on February 1, 2012. Directors who served for the entirety of 2011 were granted:

Components of Awards for 2011 Service	Form of Payment
Annual Retainer—$75,000	662 vested RSUs
Committee Chair Fee—$25,000	221 vested RSUs
Annual Grant	2,500 vested RSUs

If an independent director joins our Board or becomes Chair of a committee of our Board after the start of any year, he or she will receive compensation prorated according to the number of months during which he or she served in that position during that year. Accordingly, elements of compensation were prorated for Dr. Spar, who became a director in June 2011, and Ms. Burns, who became a director in October 2011. Dr. Spar was granted a $43,750 annual retainer in the form of 386 vested RSUs and an annual grant of 1,459 vested RSUs. Ms. Burns was granted an $18,750 annual retainer in the form of 166 vested RSUs and an annual grant of 625 vested RSUs.

The chart below indicates the elements and total value of RSUs granted to each independent director in February 2012 for services performed in 2011:

Name	Annual Retainer			Committee Chair Fee	Annual Grant 2,500 RSUs			Total Value (b)
John H. Bryan	✓			✓	✓			$383,801
M. Michele Burns	✓	(a	)		✓	(a	)	$89,739
Claes Dahlbäck	✓				✓			$358,729
Stephen Friedman	✓			✓	✓			$383,801
William W. George	✓				✓			$358,729
James A. Johnson	✓			✓	✓			$383,801
Lois D. Juliber	✓				✓			$358,729
Lakshmi N. Mittal	✓				✓			$358,729
James J. Schiro	✓			✓	✓			$383,801
H. Lee Scott, Jr.*	✓				✓			$144,067
Debora L. Spar	✓	(a	)		✓	(a	)	$209,315

*	Mr. Scott retired from our Board in May 2011 and received compensation prorated for the five months during which he served as director in 2011. Because he was no longer on our Board, our Board determined to pay his prorated compensation in cash rather than equity, as has been our practice. He received a prorated retainer of $31,250 and a prorated annual grant of $112,817.

46	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

(a)	Each of Ms. Burns and Dr. Spar received prorated compensation according to the number of months during which she served as director in 2011.

(b)	The grant date fair value of RSUs granted on February 1, 2012 for services in 2011 in accordance with ASC 718. Grant date fair value is determined based on the closing price-per-share of our Common Stock on the NYSE on the date of grant ($113.45).

2011 Director Summary Compensation Table

The following table sets forth the 2011 compensation for our independent directors as required by SEC rules, including equity awards granted during 2011 even though these RSUs were granted in January 2011 for services performed in 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (a)	All Other Compensation (b)	Total
John H. Bryan	$ 0	$ 503,287	$ 15,000	$ 518,287
M. Michele Burns*	$ 0	$ 0	$ 20,000	$ 20,000
Claes Dahlbäck	$ 0	$ 478,284	$ 0	$ 478,284
Stephen Friedman	$ 0	$ 503,287	$ 20,000	$ 523,287
William W. George	$ 0	$ 478,284	$ 20,000	$ 498,284
James A. Johnson	$ 0	$ 503,287	$ 20,000	$ 523,287
Lois D. Juliber	$ 0	$ 478,284	$ 20,000	$ 498,284
Lakshmi N. Mittal	$ 0	$ 478,284	$ 0	$ 478,284
James J. Schiro**	$ 0	$ 486,672	$ 20,000	$ 506,672
H. Lee Scott, Jr.***	$ 0	$ 318,910	$ 0	$ 318,910
Debora L. Spar*	$ 0	$ 0	$ 0	$ 0

*	Ms. Burns and Dr. Spar received prorated compensation for 2011 in early 2012 as discussed above.

**	Mr. Schiro received a committee chair fee prorated for the four months during which he served as Audit Committee Chair in 2010.

***	Mr. Scott received compensation prorated for the eight months during which he served as director in 2010. He retired from our Board in May 2011.

(a)	The grant date fair value of RSUs granted on January 26, 2011 for services in 2010 in accordance with ASC 718. Grant date fair value is determined based on the closing price-per-share of our Common Stock on the NYSE on the date of grant ($161.31). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from our Board.

(b)	These values reflect the amounts that were donated to charities on behalf of independent directors in connection with requests by such directors as of March 26, 2012 under the Goldman Sachs employee matching gift program for 2011. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees. We match gifts of up to $20,000 per participating individual.

The following table sets forth outstanding equity awards (all of which are vested) held by each independent director as of March 26, 2012, including RSUs granted in February 2012 for services performed in 2011. All outstanding Options were granted for services performed prior to 2010.

Name	Number of RSUs Outstanding	Number of Options Outstanding
John H. Bryan	29,856	32,100
M. Michele Burns	791	0
Claes Dahlbäck	26,433	16,624
Stephen Friedman	20,069	10,000
William W. George	27,559	15,205
James A. Johnson	25,738	48,400
Lois D. Juliber	24,398	5,000
Lakshmi N. Mittal	8,541	10,000
James J. Schiro	8,392	0
H. Lee Scott, Jr.*	1,977	0
Debora L. Spar	1,845	0

* Mr. Scott retired from our Board in May 2011.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	47

Audit Matters

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent auditors have free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by PCAOB AU Section No. 380, as currently in effect. The Committee has received the written disclosures from the independent auditors in accordance with the applicable requirements of the PCAOB regarding the independent auditors’ communication with the audit committee concerning independence and has discussed with the auditors the auditors’ independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2011 be included in the 2011 Annual Report on Form 10-K.

Audit Committee:

James J. Schiro, Chair

John H. Bryan

M. Michele Burns

Claes Dahlbäck

Stephen Friedman

William W. George

James A. Johnson

Lois D. Juliber

Lakshmi N. Mittal

Debora L. Spar

48	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board Unanimously Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for our 2012 Fiscal Year.

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2012 fiscal year. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting.

We are not legally required to have our shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so (as we have done in prior years) because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our Audit Committee or the Committee Chair approves in advance all services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees paid by us to PricewaterhouseCoopers LLP.

	2011 ($ in millions)	Percent of 2011 Services Approved by Audit Committee	2010 ($ in millions)	Percent of 2010 Services Approved by Audit Committee
Audit fees	$ 59.1	100%	$ 56.4	100%
Audit-related fees (a)	$ 9.3	100%	$ 8.4	100%
Tax fees (b)	$ 2.3	100%	$ 1.9	100%
All other fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)	The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $2.3 million for fiscal 2011, approximately $1.6 million was for tax return preparation and compliance services.

PricewaterhouseCoopers LLP also provides audit and tax services to certain merchant banking, asset management and similar funds managed by our subsidiaries. Fees paid to PricewaterhouseCoopers LLP by these funds for these services were $51.0 million in fiscal 2011 and $47.0 million in fiscal 2010.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see —Frequently Asked Questions About our Annual Meeting.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	49

Shareholder Proposals

For detailed information on the vote required with respect to shareholder proposals and the choices available for casting your vote, please see —Frequently Asked Questions About our Annual Meeting.

We are committed to active engagement with our shareholders. Across our diverse shareholder base, there are a wide variety of viewpoints about the corporate governance issues affecting our firm. We meet and speak with our shareholders throughout the year. We believe, however, that it is most productive to discuss governance issues in advance of the proxy season, so that any concerns raised by our shareholders can be discussed as appropriate with our Board and senior management in advance of our Annual Meeting. Ultimately, our goal through the engagement process is to arrive at solutions that are balanced and appropriate for our diverse shareholder base and in the best interests of our firm. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

Item 4. Shareholder Proposal Regarding Cumulative Voting

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 200 shares of Common Stock, is the proponent of the following shareholder proposal. Mrs. Davis has advised us that she intends to present the proposal and related supporting statement at our Annual Meeting.

RESOLVED: “That the stockholders of Goldman Sachs, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 94,322,274 shares, representing approximately 25.6% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

50	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

•	Our Board does not believe that cumulative voting is in the best interests of Goldman Sachs or our shareholders. Based on recent votes, the majority of our shareholders agree:

–	The same proponent presented a nearly identical proposal at our 2009, 2010 and 2011 Annual Meetings, where the proposal was voted AGAINST by over 71% of votes cast at each of these meetings.

•	Our by-laws provide for majority voting for directors in uncontested elections.

•	We believe that cumulative voting is fundamentally inconsistent with majority voting in that it could lead to a director being elected without the support of a majority of shareholders.

•

Under Delaware law, every member of our Board is obligated to represent the interests of all shareholders fairly and equally. Our current voting system encourages our directors to be accountable to all our shareholders, without special commitments or loyalties.

–	Cumulative voting could allow a minority shareholder or group of shareholders to elect one or more directors, potentially in an effort to advance the minority shareholder’s special interests.

–	A director elected by a particular minority shareholder or group could face a conflict between the fiduciary duty owed to shareholders as a whole and the allegiance the director will likely feel to the particular shareholder or group that elected him or her, particularly if the director has an affiliation with that shareholder or group. This could lead to factionalism within our Board and undermine its ability to work effectively.

•	According to our research, only approximately 5% of S&P 500 companies currently provide for cumulative voting.

Item 5. Shareholder Proposal Regarding Executive Compensation and Long-Term Performance

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

John Harrington, 1001 2nd Street, Suite 325, Napa, California 94559, beneficial owner of at least $2,000 in market value of shares of Common Stock, is the proponent of the following shareholder proposal. Mr. Harrington has advised us that either he or a representative will present the proposal and related supporting statement at our Annual Meeting.

Resolved, that the shareholders of Goldman Sachs (the “Company”) urge the Board of Directors to adopt a policy stating that upon contract renewal or in future contracts, the Named Executive Officers (“NEOs”) will be required to retain 75% of the shares acquired through the Company’s compensation plans, excluding tax-deferred retirement plans, for at least three years from the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the adoption of this policy before the Company’s 2013 annual meeting. To the extent that our company’s existing policies do not do so, the new policy should also establish, for newly instituted or renewed contracts, additional meaningful links between NEO compensation rewards and our company’s long-term performance, rather than to performance of the stock market as a whole.

Supporting Statement

Equity-based compensation is an important component of the senior executive compensation program at our Company. Although during the recent financial crisis, stock awards of executive officers were temporarily halted, otherwise in recent years the compensation of named executive officers has been heavily weighted towards stock options.

Requiring senior executives to hold a significant portion of the shares acquired through the Company’s compensation plans for at least three years after their termination of employment would tie their economic interests to the longer-term success of the Company. It would also motivate them to focus on the Company’s long-term business objectives and better align their interests with that of shareholders. The absence of such a requirement may enable these executives to unduly focus their decisions and actions towards generating short-term financial results at the expense of the

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	51

Company’s long-term success. The current financial crisis has made it imperative for companies to reconsider and reshape executive compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

Several well-regarded business organizations support “hold past retirement” policies. The Aspen Principles, endorsed by the Chamber of Commerce, Business Roundtable and the Council of Institutional Investors, recommend that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

Further, a 2002 report by The Conference Board endorsed a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

A post-employment retention requirement that is linked to the amount of compensation and the total shares issued to NEOs will ensure they share in both the upside and downside risk of their actions taken while at the Company. We urge shareholders to vote for this proposal.

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

•	We introduced Shares at Risk beginning in 2008 and, accordingly, our NEOs are already required to hold a portion of their equity compensation after retirement.

–	Retirement does not trigger accelerated delivery of equity-based awards or release of transfer restrictions, but rather outstanding awards deliver on schedule and transfer restrictions on Shares at Risk continue when an NEO retires.

–	Further, equity-based awards are subject to recapture by us in certain cases, even after our NEOs receive the underlying Shares at Risk.

•	We believe that our compensation philosophy and practices promote a long-term approach to managing our businesses and firmly align the interests of management with those of our shareholders:

–	70% of the 2011 variable compensation for our NEOs was in RSUs.

–	A significant portion of the RSUs have transfer restrictions, which results in NEOs having to retain substantially all shares delivered to them under these RSUs for five years from grant.

–	We believe this five-year transfer restriction incentivizes management to take a long-term approach to performance.

•	Our NEOs are required to retain 75% of the after-tax shares received as compensation.

–	This means that NEOs hold a significant amount of stock going into retirement.

•	We prohibit all employees from hedging equity-based awards as well as shares with transfer restrictions, including after retirement.

–	Our NEOs are prohibited from hedging any shares of our Common Stock.

•	We believe that our compensation practices already address most, if not all, of the proponent’s concerns and that adopting this policy could:

–	limit our ability to compete for talent;

–	promote undesirable management turnover; and

–	adversely affect shareholder value given the importance of attracting and retaining our people.

•	The same proponent presented a nearly identical proposal at our 2010 and 2011 Annual Meetings, where the proposal was voted AGAINST by over 75% of votes cast at each of these meetings.

•

For more information on our compensation philosophy and practices, see Compensation Matters—Compensation Discussion and Analysis and Beneficial Ownership—Beneficial Ownership of Directors and Executive Officers.

52	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Item 6. Shareholder Proposal Regarding a Report on Lobbying Expenditures

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

The Needmor Fund, 2123 West Webster Avenue, Chicago, Illinois 60647, beneficial owner of 100 shares of Common Stock, is the proponent of the following shareholder proposal. The Needmor Fund has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Whereas, businesses, like individuals, have a recognized legal right to express opinions to legislators and regulators on public policy matters.

It is important that our company’s lobbying positions, as well as processes to influence public policy, are transparent. Public opinion is skeptical of corporate influence on Congress and public policy and questionable lobbying activity may pose risks to our company’s reputation when controversial positions are embraced. Hence, we believe full disclosure of Goldman’s policies, procedures and oversight mechanisms is warranted.

Resolved, the shareholders of The Goldman Sachs Group, Inc. (“Goldman”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability on the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly as well as grassroots lobbying initiatives. We believe such disclosure is in shareholder’s best interests. Absent a system of accountability, company assets could be used for policy objectives contrary to a company’s long-term interests posing risks to the company and shareholders. For example, Goldman’s contributions to a Chamber of Commerce foundation critical of federal regulation drew negative publicity (“Top Corporations Aid U.S. Chamber of Commerce Campaign,” New York Times, October 21, 2010).

Goldman spent approximately $7.44 million in 2009 and 2010 on direct federal lobbying activities, according to disclosure reports (U.S. Senate Office of Public Records). This figure may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition. Also, not all states require disclosure of lobbying expenditures to influence legislation or regulation.

Such expenditures and contributions can potentially involve the company in controversies posing reputational risks.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	53

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Following considerable engagement with our shareholders and other constituents, in January 2012 we enhanced our Statement on Policy Engagement and Political Participation (Policy Statement), which can be found on our website at www.gs.com/politicalstatement. As described in more detail below, we believe that these changes are responsive to the requests made in the proposal. As a result, we believe that the adoption of the proposal is unnecessary and not in the best interests of our firm or our shareholders given, among other things, potential competitive and business-related concerns, including the possibility our firm could be pressured not to advocate for policies that are in our shareholders’ best interests. We also do not believe that providing any additional disclosure beyond the enhancements we have already made is warranted, in part because we do not believe implementing the other requests made in the proposal would advance our firm’s long-term interests or enhance shareholder returns.

•	Our Policy Statement provides significant and meaningful disclosure about our policies and procedures relating to:

–	the political activities of our firm;

–	the political action committee funded by employee contributions;

–	our policy engagement efforts; and

–	our principal public policy priorities.

•	As a firm, we do not:

–	make any political contributions in the United States from corporate funds, including contributions to so-called Section 527 entities or independent expenditure political action committees (Super PACs);

–	spend corporate funds directly on independent expenditures, including electioneering communications (despite the fact that we are legally permitted to do so); or

–	structure or facilitate any active “grassroots lobbying” or directly support or oppose ballot initiatives.

•

While we do not currently engage in grassroots lobbying or support or oppose ballot initiatives, if we determine in the future that to do so would be in the best interests of our firm and our shareholders, we are committed to publicly disclosing these activities.

•

In fact, it has been our long-held philosophy, deeply rooted in our partnership culture, that contributions in support of candidates running for office are more appropriately the responsibility of the individual and not of the corporation.

•	We instruct trade associations and industry groups not to use our funds for any election-related activity.

–	Applies at the federal, state and local levels; and

–	Includes contributions and expenditures (including independent expenditures) in support of, or opposition to any:

•	candidate for any office;

•	ballot initiative campaign; or

•	political party, committee or political action committee.

•	We already publicly disclose the following information:

–	our principal public policy priorities;

–	all U.S. federal lobbying costs (paid directly and through trade associations) and the issues to which our lobbying efforts relate, on a quarterly basis, pursuant to reports under the Lobbying Disclosure Act, a link to which reports can be found in our Policy Statement; and

–	examples of the types of trade associations and other industry groups in which we participate.

54	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

•	Our policy engagement and political participation are subject to a number of oversight mechanisms:

–	a comprehensive report on our trade association memberships, including membership fees and dues paid in excess of $30,000, is reviewed annually by our Corporate Governance and Nominating Committee;

–	our Executive Vice President, Chief of Staff and Secretary to the Board and staff in our Office of Government Affairs (OGA), compliance and legal departments review and approve trade association memberships to ensure that they are consistent with our public policy objectives;

–	OGA coordinates on an ongoing basis with our business unit leadership and our compliance and legal departments to identify legislative and regulatory priorities, both regionally and globally; and

–	OGA vets overall public policy priorities and related advocacy efforts with senior management.

•	In light of what we already disclose, we do not believe that the requested report is necessary.

•	A proposal requesting information about the identity of and payments to trade associations presented at our 2011 Annual Meeting was voted AGAINST by over 86% of votes cast at the meeting.

Certain Relationships and Related Transactions

Related Person Transactions Policy

Our Board has a written related person transactions policy regarding the review and approval of transactions between us and “related persons” (independent directors, executive officers, immediate family members of an independent director or executive officer, or known 5% shareholders). Under the policy, transactions that exceed $120,000 in which a related person has a direct or indirect material interest are submitted to our Corporate Governance and Nominating Committee (or, in some cases, to the Committee Chair or Audit Committee Chair) for approval. Certain transactions including employment relationships, ordinary course brokerage and other services and other ordinary course non-preferential transactions are considered preapproved transactions, and thus do not require specific approval under the policy (although these transactions must be reported to the Committee).

In determining whether to approve a related person transaction, the following factors, among others, are considered:

•	whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third-parties;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of an independent director;

•

whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the independent director or executive officer, the nature of the independent director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

•	any disclosure or reputational issues; and

•	whether the transaction is material, taking into account the significance of the transaction to our investors.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	55

Certain Relationships and Transactions

Brokerage Services	Some of our directors and executive officers have brokerage and/or discretionary accounts at our broker-dealer affiliates. Transactions in these accounts are offered on substantially the same terms as those offered to other similarly-situated clients who are not directors or employees.

Firm Managed Funds

We have established private investment funds (Employee Funds) to permit our employees to participate in our merchant banking, venture capital and other similar activities by investing in or alongside funds that we manage or sponsor for independent investors. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers. In certain of the Employee Funds, our directors and executive officers own in the aggregate more than 10% of the interests in the Employee Funds. Certain of the Employee Funds provide investors with an interest in the overrides we receive for managing the funds for independent investors (overrides). Employee Funds generally do not require our PMDs or other employees to pay management fees and do not deduct overrides from fund distributions.

Distributions exceeding $120,000 from Employee Funds made to our 2011 executive officers (or persons or entities affiliated with them) during 2011, consisting of profits and other income and return of capital (excluding overrides in Employee Funds available only to PMDs, which are discussed below), were approximately, in the aggregate, as follows: Mr. Blankfein—$20.2 million; Mr. Cohn—$14.9 million; Mr. Viniar—$12.5 million; Mr. Evans—$10.5 million; Mr. Weinberg—$4.9 million; Michael S. Sherwood (Vice Chairman)—$9.3 million; Gregory K. Palm (General Counsel) —$17.4 million; Esta E. Stecher (former General Counsel and current CEO of Goldman Sachs Bank USA)—$3.5 million; Alan M. Cohen (Global Head of Compliance)—$674,000; John F.W. Rogers (Chief of Staff and Secretary to the Board)—$5.2 million; and Edith W. Cooper (Global Head of Human Capital Management)—$453,000. Distributions of overrides in those Employee Funds available only to PMDs made to our 2011 executive officers (or persons or entities affiliated with them) during 2011 were approximately, in the aggregate, as follows: Mr. Blankfein—$2.0 million; Mr. Cohn—$1.1 million; Mr. Viniar—$1.4 million; Mr. Evans—$265,000; Mr. Weinberg—$744,000; Mr. Palm—$2.0 million; Ms. Stecher—$403,000; Mr. Cohen—$37,000; Mr. Rogers—$202,000; and Ms. Cooper—$96,000.

In addition, certain of our directors and executive officers from time to time may invest their personal funds in other funds that we have established and that we manage or sponsor. These other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds who are neither directors nor employees.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

Particular Relationships with Director-Affiliated Entities

Mr. Dahlbäck serves as Chairman or member of the investment committees of certain funds managed by EQT Partners, a private equity firm, and receives less than 1% of the total profits of each such fund in connection with his role, including the fund involved in the EQT transaction described below.

Mr. Dahlbäck also has a direct or indirect interest in each of these EQT funds, amounting to less than 1% of each such fund. Certain funds managed by one of our subsidiaries have an aggregate €18.7 million commitment in one such EQT fund (which fund has total committed capital of approximately €2.5 billion) and an aggregate €30 million commitment in another such EQT fund (which fund has total committed capital of approximately €4.3 billion). In connection with these commitments, the Goldman Sachs-managed funds have made aggregate capital contributions of approximately €51.6 million to date, with €5.2 million made in 2011 (of which €856,000 was paid as management fees).

56	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

In July 2011, Goldman Sachs provided advisory services to the purchaser of a portfolio company that is owned by an EQT fund in an approximately $3.4 billion transaction.

Mr. Mittal is the Chairman and CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 41% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading and other financial services to ArcelorMittal and its affiliates, which are negotiated on an arm’s-length basis and contain customary terms and conditions, including as described below.

Since May 2010, Goldman Sachs has participated in a $4 billion ArcelorMittal credit facility in which Goldman Sachs agreed to lend up to approximately $308 million at an interest rate of between Euribor/Libor + 85 and + 225 basis points. In December 2011, this May 2010 credit facility was extended under the same terms. Since March 2011, Goldman Sachs has participated in a $6 billion five-year ArcelorMittal credit facility, agreeing to lend up to approximately $122 million at an interest rate of between Euribor/Libor + 65 and + 150 basis points. Goldman Sachs has not made a loan under any of these facilities to date.

Employment of family members	One child of Mr. Blankfein who was a non-executive employee of the firm during 2011 received compensation for 2011 of approximately $135,000. This amount was determined in accordance with our standard compensation practices applicable to similarly-situated employees.

5% shareholders

For information on transactions involving Goldman Sachs, on the one hand, and Berkshire Hathaway Inc. or Capital World Investors, on the other, see footnotes (b) and (c) under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

On April 18, 2011, we redeemed in full from Berkshire Hathaway Inc. and certain of its subsidiaries (collectively, Berkshire Hathaway) the Series G Preferred Stock held by Berkshire Hathaway, for the stated redemption price of $110,000 per share, plus accrued and unpaid dividends. Berkshire Hathaway continues to hold the warrants as described under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	57

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of March 26, 2012, regarding beneficial ownership of Common Stock by each director and each NEO as well as by all such directors, NEOs and other executive officers as a group as of such date.

Number of Shares of Common Stock Beneficially Owned (a)(b)
Lloyd C. Blankfein(c)	3,152,524
Gary D. Cohn(c)	1,831,566
David A. Viniar(c)	1,827,911
J. Michael Evans(c)	1,541,341
John S. Weinberg(c)	1,645,572
John H. Bryan	65,009
M. Michele Burns	1,791
Claes Dahlbäck	43,057
Stephen Friedman	128,669
William W. George	75,164
James A. Johnson	74,138
Lois D. Juliber	29,398
Lakshmi N. Mittal	23,541
James J. Schiro	9,392
Debora L. Spar	2,845
All directors, NEOs and other executive officers as a group (20 persons)(d)(e)	14,138,739

(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs and vested Options, we have also included in this table shares of Common Stock underlying vested RSUs and vested Options. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs and vested Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

58	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

The shares of Common Stock underlying vested RSUs and vested Options included in the table are as follows:

	RSUs	Options
Mr. Blankfein	133,237	887,874
Mr. Cohn	133,237	906,869
Mr. Viniar	133,237	609,627
Mr. Evans	133,237	704,820
Mr. Weinberg	133,237	429,278
Mr. Bryan	29,856	32,100
Ms. Burns	791	0
Mr. Dahlbäck	26,433	16,624
Mr. Friedman	20,069	10,000
Mr. George	27,559	15,205
Mr. Johnson	25,738	48,400
Ms. Juliber	24,398	5,000
Mr. Mittal	8,541	10,000
Mr. Schiro	8,392	0
Dr. Spar	1,845	0
All directors, NEOs and other executive officers as a group (20 persons)	1,157,983	5,524,572

(b)	Except as discussed in footnotes (c) and (d) below, all of our directors, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of March 26, 2012. The group consisting of all directors, NEOs and other executive officers as of March 26, 2012 beneficially owned approximately 2.82% of the outstanding shares of Common Stock (1.51% not including vested RSUs and vested Options) as of such date.

(c)	Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of March 26, 2012, each of our NEOs was a party to our Shareholders’ Agreement and each of Mr. Blankfein, Mr. Cohn and Mr. Viniar was a member of our Shareholders’ Committee; however, each NEO disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. See —Frequently Asked Questions About our Annual Meeting—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Blankfein—345,105 shares, Mr. Cohn—207,876 shares, Mr. Viniar—265,448 shares and Mr. Weinberg—372,593 shares. Each NEO shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(d)	Each executive officer (including each NEO) is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

Includes an aggregate of 628,978 shares of Common Stock beneficially owned by our executive officers (including NEOs) indirectly through certain estate planning vehicles of our executive officers, an aggregate of 586,936 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of our executive officers (including NEOs) and an aggregate of 163,813 shares of Common Stock beneficially owned by the private charitable foundations of which certain of our executive officers (including NEOs) are trustees. Each executive officer shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(e)	One of our executive officers, who is not an NEO, has pledged 600,000 shares of Common Stock to a bank as collateral.

Our Shareholders’ Agreement requires that each covered person remain the sole beneficial owner (including, in certain cases, ownership through such person’s spouse or estate planning entities established by such person) of no fewer than 25% of the shares he or she has received under our SIP since becoming a covered person (not including any shares received in connection with our initial public offering and less allowances for the payment of any option exercise price and taxes). Our Shareholders’ Committee can waive, and has waived (other than for our CEO, CFO, COO and Vice Chairmen (collectively, Senior Executives)), these retention requirements from time to time in particular situations.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	59

Each of our Senior Executives is required by our Shareholders’ Agreement, for so long as he holds a Senior Executive position, to retain sole beneficial ownership (including, in certain cases, ownership through such person’s spouse or estate planning entities established by such person) of a number of shares of Common Stock equal to at least 75% of the shares he has received under our SIP since becoming a Senior Executive (not including any shares received in connection with our initial public offering and less allowances for the payment of any option exercise price and taxes). All of our Senior Executives are in compliance with this requirement.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 26, 2012, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Parties to Shareholders’ Agreement c/o The Goldman Sachs Group, Inc. 200 West Street New York, New York 10282	61,291,033(a)	11.57%
Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131	43,478,260(b)	8.07%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	26,456,390(c)	5.34%

(a)	Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to our Shareholders’ Agreement that are owned by any other party to the agreement. As of March 26, 2012, 23,229,270 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement. For a discussion of our Shareholders’ Agreement, see —Frequently Asked Questions About our Annual Meeting—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

(b)	This information has been derived from the Schedule 13G filed with the SEC on February 11, 2009 by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., National Indemnity Company, BH Finance, LLC, Blue Chip Stamps, Wesco Financial Corporation, Wesco Holdings Midwest, Inc., Wesco-Financial Insurance Company, GEICO Corporation, Government Employees Insurance Company, GEICO Indemnity Company, GEICO Casualty Company, General Re Corporation, General Reinsurance Corporation, General Star Indemnity Company, General Star National Insurance Company, Genesis Insurance Company and National Reinsurance Corporation (collectively, the Berkshire Group). These shares are deemed to be beneficially owned by the Berkshire Group pursuant to Rule 13d-3(d)(1) under the Exchange Act because the Berkshire Group has the right to acquire, within 60 days, in the aggregate, up to 43,478,260 shares of Common Stock upon the exercise of warrants. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to Berkshire Hathaway Inc. and its affiliates, and to third parties in transactions involving Berkshire Hathaway Inc. and its affiliates, and Berkshire Hathaway Inc. and its affiliates are investors from time to time in funds we manage or sponsor. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions.

(c)	This information has been derived from the Schedule 13G filed with the SEC on February 10, 2012 by Capital World Investors, a division of Capital Research and Management Company. We and our affiliates engage in ordinary course trading, brokerage, asset management and other financial services to Capital World Investors and its affiliates or their clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions.

60	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Additional Information

Communications with our Board and Reporting of Concerns

Any person who wishes to communicate with any of our directors, our committee Chairs, our Lead Director, or with our independent directors as a group, may mail correspondence to John F. W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

You may also contact Mr. Sheldon Raab of the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP, our designated external contact for Board communications. Mr. Raab’s telephone number is 1-212-859-8090 and his e-mail and mailing addresses for these purposes are sheldon.raab@friedfrank.com and Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, respectively.

Any person who has a concern about the conduct of Goldman Sachs or its affiliates, or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to: (i) Mr. Raab using one of the methods above or (ii) our reporting hotline, which will refer the matter to Mr. Raab. Mr. Raab will then communicate the concern to our Audit Committee or the independent directors, as appropriate.

Our reporting hotline numbers are: 1-866-520-4056, from any phone in the U.S.; 3-8026, from Goldman Sachs phones in New York; 8-343-8026, from Goldman Sachs phones outside of New York; and 1-917-343-8026, from any phone, globally.

The guidelines for communications with our Board are set forth in our Corporate Governance Guidelines and Policy on Reporting of Concerns Regarding Accounting and Other Matters, each of which is available on our website at www.gs.com/corpgov.

Corporate Governance Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

•	Restated Certificate of Incorporation

•	Amended and Restated By-Laws

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Policy Regarding Director Independence Determinations

•	Charters of our Audit, Compensation, Corporate Governance and Nominating and Risk Committees

•	Compensation Principles

•	Statement on Policy Engagement and Political Participation

•	Policy on Reporting of Concerns Regarding Accounting and Other Matters

•	Environmental, Social and Governance Report

Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Executive Compensation Litigation

The following description is as of April 5, 2012:

On January 17, 2008, Goldman Sachs, our Board and certain employees who were then our executive officers or members of our management committee were named as defendants in a purported shareholder derivative action in the U.S. District Court for the Eastern District of New York predicting that the firm’s then-forthcoming March 7, 2008

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	61

Proxy Statement (2008 Proxy Statement) would violate the federal securities laws by undervaluing certain Option awards and alleging that senior management received excessive compensation for 2007. The complaint alleged, among other things, that Goldman Sachs’ use of a discount to reflect restrictions on the stock underlying the Option awards was improper. On January 25, 2008, the plaintiff moved for a preliminary injunction to prevent the 2008 Proxy Statement from using Option valuations that the plaintiff alleges are incorrect and to require the amendment of SEC Form 4s (Statement of Changes of Beneficial Ownership of Securities) filed by certain of the executive officers named in the complaint to reflect the Option valuations alleged by the plaintiff. The plaintiff’s motion for a preliminary injunction was denied, and plaintiff’s appeal from this denial was dismissed. On February 13, 2009, the plaintiff filed an amended complaint, which added purported direct (i.e., non-derivative) claims based on substantially the same theory. The plaintiff filed a further amended complaint on March 24, 2010, a copy of which is available at www.gs.com/litigation/second-amended-complaint.pdf, and the defendants’ motion to dismiss this further amended complaint was granted on the ground that dismissal of the shareholder plaintiff’s prior action relating to the firm’s 2007 Proxy Statement based on the failure to make a demand to the Board precluded relitigation of demand futility. On December 19, 2011, the appellate court vacated the order of dismissal, holding only that preclusion principles did not mandate dismissal and remanding for consideration of the alternative grounds for dismissal. On April 5, 2012, the Court granted plaintiff’s unopposed motion to amend the complaint for a third time and set a briefing schedule for defendants’ motion to dismiss that further amended complaint.

On March 24, 2009, the same plaintiff filed an action in New York Supreme Court, New York County naming as defendants Goldman Sachs, certain current and former members of our Board and certain senior executives in connection with substantively similar allegations regarding Option awards. On April 14, 2009, the defendants removed the action to the U.S. District Court for the Southern District of New York and moved to transfer to the district court judge presiding over the other actions described above and to dismiss. The action was transferred on consent to the U.S. District Court for the Eastern District of New York, where defendants moved to dismiss on April 23, 2009. On July 10, 2009, plaintiff moved to remand the action to state court, and this motion was granted on July 29, 2010. On January 7, 2011, the plaintiff filed an amended complaint, a copy of which is available at www.gs.com/litigation/amended-complaint2011.pdf. Defendants moved to dismiss the amended complaint, and the parties subsequently agreed to stay the state court action pending the final resolution of the appeal from the dismissal of the federal court action in respect of the firm’s 2008 Proxy Statement described above, as well as any remanded proceedings further adjudicating defendants’ motion to dismiss.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2011.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2011 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Item 1. Election of Directors—Our Director Nominees; Structure and Role of our Board—Independence of Directors; Our Board Committees—Audit Committee Financial Expert; Compensation Matters—Compensation Discussion and Analysis, —Executive Compensation, —Report of our Compensation Committee and —Independent Director Compensation; Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm; Certain Relationships and Related Transactions; Beneficial Ownership; Additional Information—Section 16 Beneficial Ownership Reporting Compliance; and Frequently Asked Questions About our Annual Meeting—How can I submit a recommendation of a director candidate?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled

62	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

“Report of our Compensation Committee” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) and the court documents to which we refer under —Executive Compensation Litigation, will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

At the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	63

Frequently Asked Questions About

our Annual Meeting

How do we refer to Goldman Sachs in this Proxy Statement?

When we use the terms “Goldman Sachs,” “our firm,” “we,” “us” and “our,” we mean The Goldman Sachs Group, Inc., a Delaware corporation and its consolidated subsidiaries.

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 24, 2012 at 9:30 a.m., Eastern Time, on the sixth floor of our offices at 30 Hudson Street, Jersey City, New Jersey 07302. Directions to 30 Hudson Street are included at the end of this Proxy Statement.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

•	Our Notice of 2012 Annual Meeting of Shareholders;

•	Our Proxy Statement; and

•	Our 2011 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By April 13, 2012, we sent a Notice of Internet Availability of Proxy Materials (Notice) to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2011 Annual Report to Shareholders, which will be sent on or about April 16, 2012.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 26, 2012, the record date for our Annual Meeting.

As of March 26, 2012, there were 495,141,507 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

Can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person.

Shareholders or, if applicable, authorized representatives, must bring a form of photo identification, such as a driver’s license, to gain admission to our Annual Meeting. If your shares are held in street name, you or your representative will also need to bring an account statement or other acceptable proof of your ownership of shares as of the close of business on March 26, 2012.

In addition to a form of photo identification and evidence of ownership as described above, to gain admission to our Annual Meeting, a shareholder representative (for example, of an entity that is a shareholder) must also present documentation evidencing his or her authority with respect to the shares. We urge you to contact Beverly O’Toole at 1-212-357-1584 in advance of our Annual Meeting to confirm you have such proper documentation. Failure to do so may delay your entry into or prevent you from being admitted to our Annual Meeting.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

64	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Please contact Beverly O’Toole at 1-212-357-1584 in advance of our Annual Meeting if you have questions about attending our Annual Meeting.

How do I vote?	If you are a shareholder of record:	If you hold your shares in street name:
By Internet (24 hours a day):	www.proxyvote.com	www.proxyvote.com
By Telephone (24 hours a day):	1-800-690-6903	1-800-454-8683
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
In Person at our Annual Meeting:	Instructions on attending our Annual Meeting in person can be found above	To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instructions, as applicable.

You can revoke your vote:

•	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

•	By signing and returning a new proxy card with a later date;
•	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

•	By attending our Annual Meeting and voting in person.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, that is received no later than 5:00 p.m., Eastern Time, on May 23, 2012.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com. If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	65

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

Shareholder of Record. If you are a shareholder of record and you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Corporate Governance and Nominating Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares and your bank, brokerage firm, broker-dealer or other similar organization does not receive voting instructions from you, how your shares may be voted will depend on the type of proposal.

•

Auditor ratification. For the ratification of the appointment of independent auditors, the NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs, such as Goldman, Sachs & Co.) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of auditors. This is known as broker-discretionary voting.

–	If your broker is Goldman, Sachs & Co. or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

–	For shares of Common Stock held in retail accounts at Goldman, Sachs & Co. for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman, Sachs & Co.

•

All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent auditors, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 26, 2012, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

66	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

What vote is required for adoption or approval of each matter to be voted on?

Proposal	Vote Required	Directors’ Recommendation
Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PricewaterhouseCoopers LLP Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of appointment
Shareholder Proposals	Majority of the shares present in person or represented by proxy (for each shareholder proposal)	AGAINST each shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST each shareholder proposal

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Shareholder Proposals	FOR, AGAINST or ABSTAIN (for each shareholder proposal)	Treated as a vote AGAINST the proposal	No	No effect

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in The Goldman Sachs Partner Compensation Plan or the RPCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the 10 director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of March 26, 2012, 23,229,270 of the outstanding shares of Common Stock were voting shares under our Shareholders’ Agreement (representing approximately

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	67

4.69% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about May 8, 2012.

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

When will Goldman Sachs next hold an advisory vote on the frequency of say on pay votes?

The next advisory vote on the frequency of say on pay votes will be held no later than our 2017 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2011 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2011 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Corporate Governance and Nominating and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; e-mail: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of March 26, 2012 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from May 14, 2012 to May 23, 2012, as well as at our Annual Meeting.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2011 Annual Report to Shareholders are available on our website at:

www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail.

For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.gs.com/electronicdelivery.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman, Sachs & Co., and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2011 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2011 Annual Report to Shareholders, you may contact us at The Goldman

68	Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders

Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

How can I submit a recommendation of a director candidate?

Shareholders who wish to submit director candidates for consideration by our Corporate Governance and Nominating Committee for election at our 2013 Annual Meeting of Shareholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our by-laws, to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than January 24, 2013 and no later than February 23, 2013.

How can I submit a shareholder proposal at the 2013 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2013 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before December 14, 2012. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2013 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2012 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 24, 2013 and no later than February 23, 2013.

Goldman Sachs	Proxy Statement for 2012 Annual Meeting of Shareholders	69

ANNEX A: Additional Details on Director Independence

Set forth below is detailed information regarding the categories of transactions reviewed and considered by our Corporate Governance and Nominating Committee and our Board in making independence determinations, which our Board has determined may be deemed immaterial under our Director Independence Policy.

Category	Directors
Ordinary Course Business Transactions (Revenues or payments do not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues (CGR))

Where the independent director or his or her immediate family member is or was during 2011 an executive officer or employee of the other entity	Ms. Burns, Mr. George,* Mr. Mittal* and Dr. Spar • Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 0.021% of such other entity’s 2011 CGR.
Where the independent director or his or her immediate family member serves or served during 2011 as an independent member of the board of directors (or similar position)

Ms. Burns, Mr. Dahlbäck,* Mr. Friedman, Mr. George, Mr. Johnson, Ms. Juliber,* Mr. Mittal* and Mr. Schiro

•   Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 0.08% of such other entity’s 2011 CGR.

Where the independent director has a less than 5% equity or limited partnership interest and is an investment advisor or advisory director or holds a similar position	Mr. Dahlbäck, Mr. Friedman, Mr. George and Mr. Johnson • Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 0.15% of such other entity’s 2011 CGR.
Where the independent director or his or her immediate family member is an executive officer or employee or is otherwise affiliated as a trustee or board member or similar position of a tax-exempt organization (for example, management of endowments)

Mr. Bryan, Mr. Dahlbäck, Mr. Friedman,* Mr. George,* Mr. Johnson, Ms. Juliber,* Mr. Mittal,* Mr. Schiro* and Dr. Spar

•   Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 1.64% of such other entity’s 2011 CGR.

Donations to a Tax-Exempt Organization (Donations by our firm do not exceed the greater of $1 million or 2% of the organization’s CGR)

Where the independent director or his or her immediate family member is an employee or is otherwise affiliated as a trustee or board member or similar position (for example, donations made by Goldman Sachs, including pursuant to the matching gift program, The Goldman Sachs Foundation and GS Gives)

Other than Dr. Spar, none of our independent directors are executives of the organizations that received donations from our firm. Donations to Barnard College, where Dr. Spar serves as President, did not exceed 0.20% of Barnard College’s 2011 CGR.

Mr. Bryan,* Ms. Burns, Mr. Friedman,* Mr. George,* Mr. Johnson, Ms. Juliber,* Mr. Mittal,* Mr. Schiro* and Dr. Spar

•   Aggregate donations by us to such organization in each case did not exceed 0.80% of the other organization’s 2011 CGR.

A-1

Category	Directors
Transactions on Substantially the Same Terms as Similarly-Situated Persons

Where the independent director or his or her immediate family member is our client (for example, brokerage, discretionary and other similar accounts)	Mr. Bryan,* Mr. Friedman,* Mr. George,* Ms. Juliber,* Mr. Mittal,* Mr. Schiro* and Dr. Spar • Aggregate revenues to us from each of these accounts did not exceed 0.01% of our 2011 CGR.
Where the independent director makes investments in funds sponsored or managed by us	Mr. Bryan, Mr. Friedman, Mr. George, Ms. Juliber, Mr. Mittal and Mr. Schiro

*	Includes immediate family members. An immediate family member includes an independent director’s spouse, parents, children, siblings (in each case, including in-laws and step relationships) and anyone (other than tenants or domestic employees) who shares the independent director’s home.

A-2

ANNEX B: Goldman Sachs’ Compensation Principles

We recognize that every financial institution is different, shaped by its activities, size, history and culture. It would be unrealistic to construct a specific model of compensation that is effective and appropriate for all financial institutions.

But, that does not diminish the need for firms to set forth a set of practical principles and defined standards focused on compensation. An enhanced framework for compensation establishes a direct relationship between the longer-term evaluation of performance and an appropriately matched incentive structure. We believe strongly that, for Goldman Sachs, such an outcome aligns the long-term interests of our shareholders with that of our people, while advancing our ethos of partnership.

Effective compensation practices should:

•	Encourage a real sense of teamwork and communication, binding individual short-term interests to the institution’s long-term interests;

•	Evaluate performance on a multi-year basis;

•	Discourage excessive or concentrated risk taking;

•	Allow an institution to attract and retain proven talent; and

•	Align aggregate compensation for the firm with performance over the cycle.

Encourage a Firmwide Orientation and Culture

•	Compensation should reflect the performance of the firm as a whole

•

Employees should think and act like long-term shareholders. Being significantly invested in our stock over time, as part of an individual’s compensation, advances our partnership culture of stewardship for the firm

•	An individual’s performance evaluation should include annual narrative feedback from superiors, subordinates and peers, including peers from outside of an individual’s business unit and division

–	Assessment areas should include productivity, teamwork, citizenship, communication and compliance

•

To avoid misaligning compensation and performance, guaranteed employment contracts should be used only in exceptional circumstances (for example, for new hires) and multi-year guarantees should be avoided entirely

Evaluate Performance Over Time

•	Compensation should include an annual salary (or commissions) plus, as appropriate, discretionary compensation awarded at the end of the year

•

The percentage of compensation awarded in cash should decrease as an employee’s total compensation increases in order for long-term performance to remain the overriding aspiration to realizing full compensation

–	Cash compensation in a single year should not be so much as to overwhelm the value ascribed to longer term stock incentives that can only be realized through longer term responsible behavior

•	Equity awards should be subject to vesting and other restrictions over an extended period of time

–	These would allow for forfeiture or “clawback” effect in the event that conduct or judgment results in a restatement of the firm’s financial statements or other significant harm to the firm’s business

–	A clawback should also exist for cause, including any individual misconduct that results in legal or reputational harm

•	Equity delivery schedules should continue to apply after an individual has left the firm

B-1

Discourage Excessive or Concentrated Risk Taking

•	No one in a risk-taking role should get compensated with reference to only his or her own P&L

–	Contracts or evaluations should not be based on the percentage of revenues generated by a specific individual

•

As part of an individual’s annual performance review, the different risk profile of businesses must be taken into account. Factors like liquidity risk, cost of capital, reputation risk, the time horizon of risks and other relevant factors should be considered

–	An outsized gain, just like an outsized loss, should be evaluated in the context of the cumulative record of that individual’s risk judgments

–	The degree to which revenues are high quality and recurring should be considered

–	Significant discretionary compensation for a particular year should not be awarded for expected future-year revenue

–	All individuals, but particularly those working in legal, compliance, operations, technology and other non-revenue and critical parts of the firm, should be evaluated on their ability to protect and enhance the firm’s reputation or contribute to its efficiency and overall well-being

•	Risk managers should have equal stature with counterparts in business units and compensation should establish and/or maintain that stature

•	Revenue producers should not determine compensation for risk managers

Attract and Retain Talent

•	Attracting and retaining talent is fundamental to our long-term success as a firm. Compensation, when structured appropriately, is one means to reinforcing the firm’s culture and mores

•	Compensation should reward an individual’s ability to identify and create value, enhance the firm’s culture of compliance and its reputation and build and nurture a dedicated client base

•	The recognition of individual performance must be constrained within the overall limits of the firm and not be out of line with the competitive market for the relevant talent and performance

•	There should be no special or unique severance agreements

Directly Align Firmwide Compensation with Firmwide Performance

•	Firmwide compensation should directly relate to firmwide performance over the cycle

–	Junior people may experience less volatility in compensation. Senior and more highly paid people may experience more variability in their compensation based on year-to-year changes in the firm’s results.

•	Overall compensation should not automatically be the same ratio of revenues year in and year out or an overly flexible formula that produces outsized compensation to real long-term performance.

•	Any compensation decisions should be overlaid with a management culture that continually invests in and is guided by strong risk management, judgment and controls

•

In addition to performance, a wide range of risk factors, in conjunction with underlying industry and market dynamics of individual businesses, should be weighed carefully by executive and divisional management when allocating aggregate discretionary compensation amounts to divisions and business units

–	To more effectively compare and contrast individual performance as well as the results across different businesses, compensation should be reviewed by a specific compensation committee within each division of the firm as well as the firmwide compensation committee

B-2

ANNEX C: Calculation of Adjusted Return on Average Common Shareholders’ Equity

ROE is computed by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. We believe that presenting our firm’s results excluding the impact of the $1.64 billion preferred dividend related to the redemption of our Series G Preferred Stock (calculated as the difference between the carrying value and the redemption value of the preferred stock) is meaningful, as it increases the comparability of period-to-period results. This is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. The tables below present the calculation of net earnings applicable to common shareholders and average common shareholders’ equity excluding the impact of this dividend:

in millions	Year Ended December 2011
Net earnings applicable to common shareholders	$ 2,510
Impact of the Series G Preferred Stock dividend	1,643
Net earnings applicable to common shareholders, excluding the impact of the Series G Preferred Stock dividend	$ 4,153

in millions	Average for the Year Ended December 2011
Total shareholders’ equity	$72,708
Preferred stock	(3,990)
Common shareholders’ equity	68,718
Impact of the Series G Preferred Stock dividend	1,264
Common shareholders’ equity, excluding the impact of the Series G Preferred Stock dividend	$69,982

C-1

Directions to our 2012 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

30 Hudson Street, 6th Floor

Jersey City, NJ 07302

Public Transport

30 Hudson Street is walking distance from the NY Waterway ferry and PATH train.

•	Ferry: The NY Waterway ferry to Paulus Hook Pier is available from Pier 11 / Wall Street, the World Financial Center and Midtown / West 39th Street

•	PATH: The PATH train to Exchange Place is available from World Trade Center, Newark-Penn Station and Hoboken

Driving Directions

From Points North, South and West:

•	I-95 (New Jersey Turnpike) to Exit 14 A-C toward I-78

•	I-78 (NJ Turnpike Newark Bay Extension) east through toll barrier to Exit 14C

•	Exit toward Jersey City / Columbus Drive

•	Make slight right on Christopher Columbus Drive

•	Turn right on Brunswick Street, 3 blocks to Montgomery Street

•	Turn left onto Montgomery Street, 10 blocks to Hudson Street

•	Turn right onto Hudson Street, 5 blocks to 30 Hudson

From Points East:

•	Take Holland Tunnel to New Jersey

•	Turn left at 1st signal onto Marin Boulevard

•	South on Marin Boulevard to Montgomery Street

•	Turn left onto Montgomery Street, 4 blocks to Hudson Street

•	Turn right onto Hudson Street, 5 blocks to 30 Hudson

Parking is available at 55 Hudson Street

THE GOLDMAN SACHS GROUP, INC. 200 WEST STREET NEW YORK, NEW YORK 10282

THE GOLDMAN SACHS GROUP, INC.

ANNUAL MEETING FOR HOLDERS

AS OF 3/26/12 TO BE HELD ON 5/24/12

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until (i) for shares held through our 401(k) plan, 5:00 p.m. Eastern time on May 21, 2012 and (ii) for all other shares, 11:59 p.m. Eastern time on May 23, 2012. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until (i) for shares held through our 401(k) plan, 5:00 p.m. Eastern time on May 21, 2012 and (ii) for all other shares, 11:59 p.m. Eastern time on May 23, 2012. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by May 17, 2012 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44621-TBD KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.

	000000	000000	000000	000000
Matters to be voted on: The Board of Directors recommends you vote FOR proposals 1-3:		For	Against	Abstain
1.	Election of Directors:	i
	1a. Lloyd C. Blankfein	☐	☐	☐

	1b. M. Michele Burns	☐	☐	☐

	1c. Gary D. Cohn	☐	☐	☐

	1d. Claes Dahlbäck	☐	☐	☐

	1e. Stephen Friedman	☐	☐	☐

	1f. William W. George	☐	☐	☐

	1g. James A. Johnson	☐	☐	☐

	1h. Lakshmi N. Mittal	☐	☐	☐

	1i. James J. Schiro	☐	☐	☐

	1j. Debora L. Spar	☐	☐	☐

		For	Against	Abstain
i
2.	Advisory Vote to Approve Executive Compensation (Say on Pay)	☐	☐	☐
3.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4-6:		For	Against i	Abstain
4.	Shareholder Proposal Regarding Cumulative Voting	☐	☐	☐
5.	Shareholder Proposal Regarding Executive Compensation and Long-Term Performance	☐	☐	☐
6.	Shareholder Proposal Regarding Report on Lobbying Expenditures	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M44622-TBD

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: MAY 24, 2012 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lloyd C. Blankfein and James J. Schiro, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2012 Annual Meeting of Shareholders to be held on May 24, 2012 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2012 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2011 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2) and (3), “AGAINST” Proposals (4), (5) and (6) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 23, 2012.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by State Street Bank and Trust Company, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the March 26, 2012 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern time on May 21, 2012. If you (i) sign and return this form but do not give any direction or (ii) fail to sign and return this form or vote by Internet or telephone, the shares will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote in person should you decide to attend the Annual Meeting.